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Index to Consolidated Financial Statements

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213568

Whole Foods Market, Inc.

OFFER TO EXCHANGE
5.200% SENIOR NOTES DUE 2025
FOR REGISTERED 5.200% SENIOR NOTES DUE 2025

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 25, 2016, UNLESS EXTENDED.

         We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 5.200% Senior Notes due 2025 (the "original notes") for an equal principal amount of registered 5.200% Senior Notes due 2025 (the "new notes"). The terms of the new notes are identical in all material respects to the terms of the original notes and will represent the same debt as the original notes except that the new notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not contain restrictions on transfer or related provisions relating to additional interest, will bear a different CUSIP number from the original notes and will not entitle their holders to registration rights. We will issue the new notes under the same indenture as the original notes.

         Terms of the exchange offer:

  •
  We are registering under the Securities Act the issuance of the new notes, which are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements of the Securities Act.

  •
  We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The exchange offer will expire at 5:00 P.M., New York City time, on October 25, 2016, unless extended by us.

  •
  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  •
  We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Considerations" beginning on page 44 of this prospectus for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new notes are substantially identical to the original notes, except that the new notes are registered under the Securities Act, and will not contain transfer restrictions or related provisions relating to additional interest, will bear a different CUSIP number and will not entitle their holders to registration rights.

  •
  Each of our subsidiaries that guarantees Primary Senior Indebtedness, as defined in "Description of the Notes and Guarantees" (the "guarantors") will guarantee the new notes. If we do not make payments on the new notes, the guarantors must make them instead.

  •
  The new notes will not be listed on any securities exchange or for quotation on any automated dealer quotation system.

         Investments in these securities involve risks. See "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2016

         Until 180 days after the date of this prospectus, all broker-dealers that effect transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         This prospectus and the accompanying letter of transmittal and notice of guaranteed delivery are first being distributed to all holders of the original notes on September 26, 2016.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WHOLE FOODS MARKET, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WHOLE FOODS MARKET, INC. AND ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

        In this prospectus, unless we indicate otherwise or the context requires, the terms the "Company," "we," "us," and "our" refer to Whole Foods Market, Inc., a Texas corporation, and its consolidated subsidiaries. The term "notes" refers to the original notes and the new notes collectively.

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        We will provide to you upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus; however, a reasonable fee per page will be charged for any paper copies of any exhibits to such information. Requests for copies of such information relating to Whole Foods Market, Inc. should be directed to: Whole Foods Market, Inc., 550 Bowie Street, Austin, Texas 78703, Attention: Investor Relations Dept. (telephone number (512) 477-4455).

        Each broker-dealer that receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such securities. If the broker-dealer acquired the original notes as a result of market-making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes. Broker-dealers who acquired the original notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988).

        In order to obtain timely delivery, you must request information no later than October 18, 2016, which is five business days before the scheduled expiration of the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included or incorporated by reference in this prospectus and from time to time in other filings with the SEC, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "could," "can," "may," "will," "likely," "depend," "would," "plan," "project," "predict," "goal," "target," "sustain," "seek" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies. Except for the historical information contained or incorporated by reference in this prospectus, the matters discussed in this prospectus are forward-looking statements that involve risks and uncertainties that may cause our actual results to be materially different from those projected, anticipated or implied in such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows. These risks and uncertainties include general business conditions, changes in overall economic conditions that impact consumer spending, the impact of competition and other factors which are often beyond the control of the Company, as well as other risks listed in this prospectus under the heading "Risk Factors," in Part I, "Item 1A. Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 27, 2015, which is expressly incorporated into this prospectus, and those risks described elsewhere in documents filed with the SEC and incorporated by reference into this prospectus. We wish to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update forward-looking statements to reflect the events or circumstances arising after the date of this prospectus, unless required by applicable law.

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        THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WHOLE FOODS MARKET, INC. ACCEPT SURRENDERS OF ORIGINAL NOTES FOR EXCHANGE FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the information set forth under the heading "Risk Factors," as well as the information incorporated by reference, before making an investment decision.

 The Company

        Whole Foods Market, Inc. is the leading natural and organic foods supermarket, the first national "Certified Organic" grocer, and uniquely positioned as America's Healthiest Grocery Store.™ The Company incorporated in 1978, opened the first Whole Foods Market store in 1980, and is based in Austin, Texas. We completed our initial public offering in January 1992, and our common stock trades on the NASDAQ Global Select Market under the symbol "WFM." As of July 3, 2016, the Company operated 452 stores: 432 stores in 42 U.S. states and the District of Columbia; 11 stores in Canada; and nine stores in the United Kingdom. We have one operating segment, natural and organic foods supermarkets.

        Whole Foods Market is a mission-driven company that aims to set the standards of excellence in food retailing. Our motto—Whole Foods, Whole People, Whole Planet—emphasizes that our vision reaches far beyond food retailing. Our success is measured by customer satisfaction, team member happiness and excellence, return on invested capital, active environmental stewardship, service in our local and global communities, and win-win supplier partnerships, among other things. Through our growth, we have had a significant and positive impact on the natural and organic foods movement throughout the United States, helping lead the industry to nationwide acceptance over the last 38 years.

Corporate Information

        We were incorporated in Texas in 1978. Our corporate website is www.wholefoodsmarket.com. We have included our website as an inactive textual reference only. Information contained on our website is not incorporated by reference herein and you should not rely on any such information in making an investment decision. Our principal executive offices are located at 550 Bowie Street, Austin, Texas 78703 and our telephone number is (512) 477-4455.

 The Exchange Offer

        On December 3, 2015, we completed the offering of $1.0 billion aggregate principal amount of 5.200% Senior Notes due 2025. The offering was made in reliance upon an exemption from the registration requirements of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the original notes. Below is a summary of the principal terms of the exchange offer and the new notes. You should carefully review the sections entitled "The Exchange Offer" and "Description of the Notes and Guarantees" in this prospectus, which contain more detailed descriptions of the terms and conditions of the exchange offer and the new notes.

The Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, any and all of our 5.200% Senior Notes due 2025, which have been registered under the Securities Act (the "new notes"), for an equal amount of our outstanding unregistered 5.200% Senior Notes due 2025 that were issued on December 3, 2015 (the "original notes"). Original notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The form and terms of the new notes are identical in all material respects to those of the original notes. The new notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

In order to be exchanged, an original note must be validly tendered and accepted and not validly withdrawn. All original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer will be exchanged. As of the date of this prospectus, there are $1.0 billion principal amount of original notes outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Date	5:00 p.m., New York City time, on October 25, 2016, unless we extend the expiration date (the "Expiration Date").
Withdrawal Rights

You may withdraw tenders of the original notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For more information, see the section entitled "The Exchange Offer—Withdrawal Rights" in this prospectus.

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section entitled "The Exchange Offer—Conditions to the Exchange Offer" in this prospectus. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered.

Procedures for Tendering Original Notes

If you, as the registered holder of an original note, wish to tender your original notes for exchange in the exchange offer, you must contact a participant in The Depository Trust Company ("DTC") to complete the book-entry transfer procedures described in this prospectus, or otherwise complete and transmit a validly completed and duly executed letter of transmittal to U.S. Bank National Association, as exchange agent and information agent. For more information, see the section entitled "The Exchange Offer—Procedures for Tendering Original Notes" in this prospectus.

Consequences of Failure to Exchange

If you do not exchange the original notes, they will remain entitled to all the rights and preferences and will continue to be subject to the limitations contained in the indenture (as defined in "Description of the Notes and Guarantees"). However, original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal. However, no market currently exists for the original notes and we can offer no assurances that such a market will develop or be sustained. Furthermore, the new notes will not include provisions contained in the original notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the original notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer. For more details, see the section entitled "Use of Proceeds" in this prospectus.
Taxation

The exchange pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more details, see the section entitled "Material United States Federal Income Tax Considerations" in this prospectus.

Exchange Agent and Information Agent

U.S. Bank National Association is serving as the exchange agent and information agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent and information agent are and information agent listed under the section entitled "The Exchange Offer—Exchange Agent."

CUSIP Numbers	The CUSIP numbers for the original notes are 966837AD8 (Rule 144A) and U96710AA3 (Regulation S). The CUSIP number for the new notes is 966837AE6.
The New Notes
Issuer	Whole Foods Market, Inc.
Securities Offered	$1.0 billion aggregate principal amount of registered 5.200% Senior Notes due 2025.

Maturity Date	December 3, 2025, unless earlier redeemed or repurchased.
Interest Rate	5.200% per annum.
Guarantees

The new notes will be fully and unconditionally, jointly and severally guaranteed (the "guarantees") on a senior unsecured basis by each of the Company's subsidiaries that guarantees Primary Senior Indebtedness, as defined in "Description of the Notes and Guarantees" (the "guarantors"), as described further in this prospectus under the section entitled "Description of the Notes and Guarantees."

Optional Redemption

Prior to September 3, 2025, we may redeem the new notes at our option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the new notes to be redeemed plus the applicable make-whole premium described herein, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after September 3, 2025, we may redeem the new notes at our option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. See the section entitled "Description of the Notes and Guarantees—Optional Redemption" in this prospectus.

Ranking	The new notes and the guarantees will be senior unsecured obligations of Whole Foods Market, Inc. and the guarantors, respectively, and:
• will rank senior to all of the Company's and the guarantors' respective existing and future indebtedness that is subordinated in right of payment to the notes;

•

will rank equally with all of the Company's and the guarantors' respective other existing and future senior unsecured and unsubordinated indebtedness including, without limitation, our unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as the administrative agent for itself and the other lenders identified therein (the "Credit Facility");

•

will be effectively subordinated in right of payment to all of the Company's and the guarantors' respective existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company's and the guarantors' respective subsidiaries.

Change of Control

If a Change of Control Repurchase Event (as defined in "Description of the Notes and Guarantees") occurs, unless we have exercised our option to redeem the new notes (as described in this prospectus under the heading "Description of the Notes and Guarantees—Optional Redemption"), we will be required to make an offer to each holder of the notes to repurchase all or any part of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the new notes repurchased, plus any accrued and unpaid interest on the new notes repurchased to, but not including, the date of repurchase. See "Description of the Notes and Guarantees—Purchase of Notes upon a Change of Control Repurchase Event."

No Public Market for the Notes

We do not intend to apply to list the new notes on any securities exchange or for quotation on any automated dealer quotation system. There are no existing trading markets for the new notes, and there can be no assurance regarding:

• any future development or liquidity of a trading market for the new notes;
• the prices at which you may be able to sell your new notes; or
• your ability to sell your new notes at all.
Resales

Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for original notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

• you are not one of our or any guarantor's "affiliates", which is defined in Rule 405 of the Securities Act;
• you acquire the new notes in the ordinary course of your business;
• you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and
• you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours or any guarantor, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

• you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for original notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.
Form and Denomination

We will issue the new notes in the form of one or more global notes registered in the name of a nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus, owners of beneficial interests in the new notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of new notes under the indenture. The new notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "Description of the Notes and Guarantees—Book-entry; Delivery and Form; Global Notes."

Risk Factors

You should carefully consider the information set forth under "Risk Factors" in this prospectus as well as the risk factors set forth under the heading "Risk Factors," in Part I, "Item 1A. Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 27, 2015, before deciding whether to purchase the notes.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the new notes, create and issue additional notes of such series ranking equally and ratably with the notes and otherwise identical to the new notes in all respects (or in all respects except for the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto). These additional notes, may be consolidated and form a single series with, and will have the same terms as to ranking, redemption or otherwise as such new notes. See "Description of the Notes and Guarantees—Further Issuances."

Trustee	U.S. Bank National Association.
Governing Law	The indenture and the new notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        Before you participate in the exchange offer, you should carefully consider the following risk factors relating to this the exchange offer and the notes, as well as the other information included or incorporated by reference into this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended September 27, 2015 and in other documents we file with the SEC from time to time. These risks are not the only risks that we face in our business or in connection with this offering of the notes. Our business, financial condition and results of operations and/or the notes could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

Risks Relating to the Exchange Offer

If you do not exchange your original notes for new notes, you will continue to have restrictions on your ability to resell your original notes and the market price of the original notes could decline.

        The original notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the original notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. The tender of original notes in the exchange offer will reduce the principal amount of the original notes outstanding, which may have an adverse effect on, and increase the volatility of, the market price of the original notes due to a reduction in liquidity. Except as required by the registration rights agreement entered into in connection with the private offering of the original notes, we do not intend to register resales of the original notes under the Securities Act.

You must follow the exchange offer procedures carefully in order to receive the new notes.

        If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your original notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under "The Exchange Offer" in this prospectus, prior to the Expiration Date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of original notes for exchange. For additional information, see the section captioned "The Exchange Offer" in this prospectus.

There are state securities law restrictions on the resale of the new notes.

        In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

        Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," certain holders of new notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the new notes. If such a holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to the Notes and Guarantees

We have significant outstanding unused borrowing capacity under the Credit Facility and may incur additional debt in the future.

        On November 2, 2015, we entered into the Credit Facility and, as of the date of this prospectus, there are no amounts outstanding under the Credit Facility. However, the agreement governing the Credit Facility does not prevent us or our subsidiaries from incurring additional indebtedness, subject to our satisfaction of certain financial covenants under the Credit Facility.

        Furthermore, the notes will not, and the indenture governing the notes does not, place any limitation on the amount of debt that we may incur in the future. As a result, we may incur substantially more debt in the future under the Credit Facility or under other obligations. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that any credit rating of the notes is lowered or withdrawn.

        In addition, our ability to meet our payment and other obligations under the notes depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under the Credit Facility or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes.

The terms of our Credit Facility restrict, and future indebtedness may restrict, certain of our business activities.

        The Credit Facility imposes restrictions on us and our subsidiaries, including certain restrictions on our ability to incur liens on our assets, which could adversely affect our financial and operational flexibility. In addition, the Credit Facility requires us to maintain compliance with certain financial covenants. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If we breach any of these restrictions or covenants and do not obtain a waiver from the lenders, then, subject to applicable cure periods, the lenders could cease to make further extensions of credit to us or may cause any outstanding indebtedness under the Credit Facility to become immediately due and payable. If the indebtedness under our Credit Facility were to be accelerated, we may be unable to pay or refinance the amounts due.

The notes and the guarantees will be unsecured and effectively subordinated to any future secured indebtedness.

        The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our and the guarantors' respective existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The notes and the guarantees are not secured by any of the Company's or the guarantors' assets. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Additionally, the indenture governing the notes, as well as the Credit Facility, permit us and the guarantors to incur additional secured indebtedness in the future, subject to certain restrictions.

        In the event of a bankruptcy, liquidation, or similar proceeding, our and the guarantors' respective pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes or the guarantees. As a result, the notes and the guarantees will be effectively subordinated to any secured debt that we or the guarantors, respectively, may have. To the extent that such pledged assets cannot satisfy such secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes and guarantees.

An increase in interest rates could result in a decrease in the market values of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

There may be no active trading market for the new notes, and, if one develops, it may not be liquid.

        The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their new notes; or

  •
  the price at which the holders would be able to sell their new notes.

        We do not intend to apply for the listing of the new notes on any securities exchange or any automated dealer quotation system. There can be no assurance that an active trading market will develop for the new notes or that any trading market will be sustained. If a trading market were to develop, the new notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects, of similar business enterprises. The market for the new notes, if any, may be subject to similar disruptions that could adversely affect their value.

Our credit ratings may not reflect all risks of your investment in the notes.

        Any credit ratings assigned or that will be assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency's judgment, circumstances so warrant.

        Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in the Company's credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market values of the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

        Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes and Guarantees—Purchase of Notes upon a Change of Control Repurchase Event."

 RATIO OF EARNINGS TO FIXED CHARGES OF WHOLE FOODS MARKET, INC.

        The following table shows our historical ratio of earnings to fixed charges on a consolidated basis for the periods presented.

	Forty Weeks Ended	Year Ended
	July 3, 2016	September 27, 2015	September 28, 2014	September 29, 2013	September 30, 2012	September 25, 2011
Ratio of earnings to fixed charges (unaudited)	5.43x	6.98x	7.97x	8.18x	7.33x	5.83x

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our outstanding debt or in the obligations of the guarantors.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth, for the periods and as of the dates indicated, our selected financial data. The data as of and for the fiscal years ended September 27, 2015, September 28, 2014, September 29, 2013, September 30, 2012 and September 25, 2011 has been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors for the Company. The data as of, and for the forty weeks ended, July 3, 2016 and July 5, 2015 are derived from our unaudited consolidated financial statements for those periods. This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," our audited consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the fiscal year ended September 27, 2015, which is incorporated by reference in this prospectus.

	Forty Weeks Ended		Fiscal Year Ended
	July 3, 2016 (unaudited)	July 5, 2015 (unaudited)	Sept. 27, 2015	Sept. 28, 2014	Sept. 29, 2013	Sept. 30, 2012	Sept. 25, 2011
	(In millions, except per share amounts and operating data)
Consolidated Statements of Operations Data(1):
Sales	$12,227	$11,951	$15,389	$14,194	$12,917	$11,699	$10,108
Cost of goods sold and occupancy costs	8,010	7,721	9,973	9,150	8,288	7,543	6,571

Gross profit	4,217	4,230	5,416	5,044	4,629	4,156	3,537
Selling, general and administrative expenses	3,458	3,392	4,472	4,032	3,682	3,355	2,940
Pre-opening expenses	49	53	67	67	52	47	41
Relocation, store closure and lease termination costs	8	12	16	11	12	10	8

Operating income	702	773	861	934	883	744	548
Investment and other income (expense), net of interest expense	(22)	12	17	12	11	8	4

Income before income taxes	680	785	878	946	894	752	552
Provision for income taxes	261	306	342	367	343	286	209

Net income	419	479	536	579	551	466	343
Basic earnings per share	$1.27	$1.33	$1.49	$1.57	$1.48	$1.28	$0.98

Weighted average shares outstanding	328.4	359.6	358.5	367.8	371.2	364.8	350.5

Diluted earnings per share	$1.27	$1.33	$1.48	$1.56	$1.47	$1.26	$0.97

Weighted average shares outstanding, diluted basis	329.3	362.2	360.8	370.5	374.5	368.9	354.6

Dividends declared per common share	0.405	0.390	$0.52	$0.48	$1.40	$0.28	$0.20

Consolidated Balance Sheet Data (at period end):
Net working capital	$601	$547	$292	$499	$892	$1,126	$574
Total assets	6,275	6,036	5,741	5,744	5,538	5,294	4,292
Long-term debt (including current maturities)	1,052	63	65	62	27	24	18
Shareholders' equity	3,185	4,070	3,769	3,813	3,878	3,802	2,991
Operating Data:
Number of stores at end of fiscal quarter	452	422	431	399	362	335	311
Average store size (gross square footage)	39,000	38,000	39,000	38,000	38,000	38,000	38,000
Average weekly sales per store	$695,000	$728,000	$715,000	$722,0000	$711,000	$682,000	$636,000
Comparable store sales increase (decrease)(2)	(2.4)%	3.3%	2.5%	4.4%	7.0%	8.8%	8.4%

(1)
Fiscal years 2015, 2014, 2013 and 2011 were 52-week years and fiscal year 2012 was a 53-week year.

(2)
Sales of a store are deemed to be comparable commencing in the fifty-seventh full week after the store was opened or acquired. Stores closed for eight or more days are excluded from the comparable store base from the first full week of closure until re-opened for a full fiscal week. Comparable sales growth is calculated on a same-calendar-week to same-calendar-week constant currency basis.

 THE EXCHANGE OFFER

        Pursuant to the registration rights agreement between us, the guarantors and the initial purchasers of the original notes, we agreed to use our reasonable best efforts to:

  (1)
  file a registration statement on an appropriate registration form with respect to a registered offer to exchange the original notes for new notes with terms identical in all material respects to the original notes (except that the transfer restrictions contained in the original notes will be modified or eliminated, as appropriate, and there will be no registration rights) and cause the registration statement to be declared effective under the Securities Act; and

  (2)
  complete the exchange offer and issue the new notes within 60 days after the registration statement is declared effective.

        We are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the original notes will terminate.

        The registration rights agreement provides that, if a "registration default" (as defined in the registration rights agreement) occurs with respect to the "registrable securities" (as defined in the registration rights agreement), then additional interest shall accrue on the principal amount of the original notes that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured, and the interest rate on the applicable original notes will revert to the original rate. A registration default occurs if (1) the exchange offer is not completed on or prior to the 365th day after the issue date of the original notes (the "issue date"), (2) if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the issue date or 90 days after a shelf registration demand is delivered, whichever is later; or (3) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time in any 12-month period during the required effectiveness period and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive). A registration default is cured with respect to the original notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be "registrable securities."

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of original notes that wishes to exchange their original notes for new notes in this exchange offer will be required to make certain representations as set forth herein.

Terms of the Exchange Offer; Period for Tendering Original Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange original notes which are validly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

  •
  When you tender to us original notes as provided below, our acceptance of the original notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  •
  For each $2,000 principal amount of original notes (and $1,000 principal amount of original notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first electronically deliver notice of the exchange offer to the holders of the original notes. We are sending this prospectus, together with the accompanying letter of transmittal, on or about the date of this prospectus to all of the registered holders of original notes at their addresses listed in the trustee's security register with respect to the original notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on October 25, 2016; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "Expiration Date" means 5:00 p.m. New York City time October 25, 2016 or, if extended by us, the latest time and date to which the exchange offer is extended.

  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any original notes, by giving oral or written notice of an extension to the exchange agent and information agent and notice of that extension to the holders as described below. During any extension, all original notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

  •
  As of the date of this prospectus, $1.0 billion in aggregate principal amount of the original notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered.

  •
  Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions that are described in the section entitled "—Conditions to the Exchange Offer" below.

  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer" are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the original notes promptly. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service and/or similar services.

  •
  Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  •
  Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement or additional interest.

  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resales of the New Notes."

  •
  The CUSIP numbers for the original notes are 966837AD8 (Rule 144A) and U96710AA3 (Regulation S). The CUSIP number for the new notes is 966837AE6.

Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of original notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of original notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the Expiration Date shall be final and binding on all parties.

  •
  Neither us, the guarantors, the exchange agent and information agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Original Notes

What to submit and how

        If you, as the registered holder of an original note, wish to tender your original notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank, National Association, as exchange agent and information agent, at the address set forth below under "Exchange Agent and Information Agent", and such letter of transmittal, if applicable, must be received by the exchange agent and information agent on or prior to the Expiration Date.

        In addition,

  (1)
  certificates for original notes must be received by the exchange agent and information agent along with the letter of transmittal, or

  (2)
  a timely confirmation of a book-entry transfer of original notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date.

        The method of delivery of original notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or original notes should be sent to Whole Foods Market, Inc. or the guarantors.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes by causing DTC to transfer original notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the original notes so tendered will only be made after timely confirmation of book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering original notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

        If your original notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your securities of your intention to tender your original notes or not tender your original notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of the letter of transmittal is available from the exchange agent.

Letter of Transmittal Procedures

        If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association which must be received at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes being surrendered for exchange are tendered

  (1)
  by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  (2)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

  •
  a commercial bank or trust company having an office or correspondent in the United States.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the original notes and with the signature guaranteed. the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Original Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the Expiration Date, all original notes validly tendered and will issue the new notes promptly after the expiration of the exchange offer. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for original notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of transfer of original notes into the exchange agent's account at DTC using the book-entry transfer procedures described above, or

  •
  certificates for original notes and a properly completed and duly executed letter of transmittal.

        If we do not accept any tendered original notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing original notes in a greater principal amount than you wish to exchange, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged original notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of original notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged original notes without expense to the tendering holder.

Guaranteed Delivery Procedures

        If you are a registered holder of original notes and you want to tender your original notes but your original notes are not immediately available, or time will not permit your original notes to reach the exchange agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  (1)
  the tender is made through an eligible institution,

  (2)
  prior to the Expiration Date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of original notes

  •
  the amount of original notes tendered, and

  •
  the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

  (3)
  the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three

    New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You can withdraw your tender of original notes at any time on or prior to the Expiration Date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent and Information Agent." Any notice of withdrawal must specify:

  •
  the name of the person having tendered the original notes to be withdrawn;

  •
  the original notes to be withdrawn;

  •
  the principal amount of the original notes to be withdrawn;

  •
  if certificates for original notes have been delivered to the exchange agent, the name in which the original notes are registered, if different from that of the withdrawing holder;

  •
  if certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

  •
  if original notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of that facility.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn original notes and wish to re-tender them, you may do so by following one of the procedures described under "—Procedures for Tendering Original Notes" above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any original notes, and may terminate or amend the exchange offer if at any time before the acceptance of original notes for exchange or the exchange of the new notes for original notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent and Information Agent

        U.S. Bank, National Association has been appointed as the exchange agent and information agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

U.S. Bank, National Association

Attention: Corporate Actions
111 Filmore Avenue
St. Paul, Minnesota 55107-1402

        Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent and information agent expenses, will be paid by us and are estimated in the aggregate to be approximately $376,000.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        However, any purchaser of original notes who is an "affiliate" of Whole Foods Market, Inc. or any of the guarantors or who intends to participate in the exchange offer for the purpose of distributing the new notes

  (1)
  will not be able to rely on the interpretation of the staff of the SEC;

  (2)
  will not be able to tender its original notes in the exchange offer; and

  (3)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

        By executing, or otherwise becoming bound by, the letter of transmittal each holder of the original notes will represent that:

  (1)
  it is not our "affiliate" or an affiliate of any of the guarantors;

  (2)
  any new notes to be received by it were acquired in the ordinary course of its business; and

  (3)
  it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

        In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities may be required to deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NOTES AND GUARANTEES

        The original notes were and the new notes will be issued under an indenture dated as of December 3, 2015, as amended and restated on September 8, 2016 (the "indenture"), among the Company, the guarantors and U.S. Bank National Association, as trustee (the "trustee"). References to the "notes" include the original notes and the new notes unless the context requires otherwise. The following summaries of the material provisions of the notes, the guarantees and the indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the notes, the guarantees and the indenture, including the definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). You can obtain a copy of the indenture by following the directions under "Where You Can Find More Information" in this prospectus. Capitalized terms used in this section and not otherwise defined shall have the meanings set forth in the indenture. References to the "Company" in this section of the prospectus are only to Whole Foods Market, Inc. and not to any of its subsidiaries.

General

        The notes will have the following basic terms:

  •
  the notes will be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company, including, without limitation, obligations under the Credit Facility;

  •
  the notes initially will be limited to $1.0 billion aggregate principal amount (subject in each case to the rights of the Company to issue additional notes as described under "—Further Issuances");

  •
  the notes will accrue interest at a rate of 5.200% per year, subject to adjustment as described under "—Interest Rate Adjustment Based on Certain Ratings Events" and "—Additional Interest";

  •
  the notes will mature on December 3, 2025 unless redeemed or repurchased prior to that date;

  •
  interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on June 3 and December 3 of each year, beginning on June 3, 2016;

  •
  the Company may redeem the notes, in whole or in part, at any time at its option as described under "—Optional Redemption";

  •
  the Company may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a "Change of Control Repurchase Event" as described under "—Purchase of Notes upon a Change of Control Repurchase Event;"

  •
  the notes will initially be fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis, by certain of the Company's Subsidiaries as described under "—Subsidiary Guarantees";

  •
  the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

  •
  the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see "—Book-entry; Delivery and Form; Global Notes").

Principal and Interest

        Interest on each note will be paid to the Person in whose name that note is registered at the close of business on May 19 or November 19 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

        The notes will not be subject to any sinking fund.

        Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be located in New York, New York). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. See "—Book-entry; Delivery and Form; Global Notes" below. The registered holder of a note will be treated as the owner of it for all purposes.

Interest Rate Adjustment Based on Certain Ratings Events

        The interest rate payable on the notes will be subject to adjustments from time to time if Moody's or S&P (or, in either case as applicable, any Substitute Rating Agency (as defined below)) (each, a "Rating Agency," and collectively, the "Rating Agencies") downgrades (or subsequently upgrades) the debt rating assigned to the notes, as set forth below.

        If the rating from a Rating Agency with respect to the notes is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the per annum interest rate on the notes will increase from that set forth on the cover page of this prospectus by the percentage set forth opposite that rating:

Rating Agency

Rating Level	Moody's*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB–	0.75%
4	B1 or below	B+ or below	1.00%

*
Including the equivalent ratings of any Substitute Rating Agency

        If at any time the interest rate on the notes has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the notes to any of the threshold ratings set forth above, the per annum interest rate on the notes will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus plus the percentage set forth opposite the rating for such Rating Agency in effect immediately following the increase in the table above; provided that if Moody's or any Substitute Rating Agency subsequently increases its rating of the notes to "Baa3" (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the notes to "BBB–" (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the per annum interest rate on the notes set forth on the cover page of this prospectus.

        No adjustment in the interest rate of notes shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the notes for a reason outside of the Company's control, the Company will use its commercially reasonable efforts to obtain a rating of the notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the notes (such organization, as certified by a resolution of the Board of Directors of the Company, a "Substitute Rating Agency"), for purposes of determining any increase or decrease in the per annum interest rate on the notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody's or S&P, as applicable, in such table and (c) the per annum interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). Subject to the second to last paragraph of this section, for so long as (i) only one Rating Agency provides a rating of the notes, any increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus.

        If Moody's or S&P ceases to rate the notes or make a rating of the notes publicly available for reasons within our control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the notes shall be determined in the manner described herein as if either only one or no Rating Agency provides a rating on the notes, as the case may be.

        Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. For example, if only one of the Rating Agencies decreases its rating of the notes to Rating Level 1 (and the rating provided by the other Rating Agency is above Rating Level 1), then the interest rate payable on the notes will increase by 0.25%, and if each of the Rating Agencies decreases its rating of the notes to Rating Level 1, then the interest rate borne by the notes will increase by 0.25% on account of each such rating provided by both Rating Agencies, or 0.50% in the aggregate. In no event shall (1) the per annum interest rate on the notes be reduced below the interest rate set forth on the cover page of this prospectus or (2) the per annum interest rate on the notes exceed a rate that is 2.00% above the interest rate set forth on the cover page of this prospectus.

        Any interest rate increase or decrease described above will take effect on the first day of the interest period following the period in which the rating change has occurred. If any Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change to occur will control in the event of a conflict.

        The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the notes become rated "Baa1" (or its equivalent) or higher by Moody's (or any Substitute Rating Agency) and "BBB+" (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

Ranking

        The notes will be senior unsecured obligations of the Company and will rank pari passu with all existing and future unsecured and unsubordinated obligations of the Company, including, without limitation, obligations under the Credit Facility. As described under "—Subsidiary Guarantees," certain of the Company's Subsidiaries that guarantee certain Indebtedness of the Company, including the Credit Facility will initially also guarantee the notes. The guarantees will be senior unsecured obligations of the guarantors and will rank pari passu with all other existing and future unsecured unsubordinated obligations of such guarantors, including, without limitation, obligations under the Credit Facility.

        Claims of creditors of the Company's Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred shareholders, if any, of the Company's Subsidiaries. As of July 3, 2016, the Company had approximately $1.3 billion of secured indebtedness (including the notes) and the Company's Subsidiaries had total liabilities of approximately $1.8 billion.

        The notes will:

  •
  rank equally in right of payment to all of the Company's existing and future senior unsecured and unsubordinated indebtedness including, without limitation, the Credit Facility;

  •
  rank senior in right of payment to all of the Company's existing and future indebtedness that is subordinated in right of payment to the notes;

  •
  be effectively subordinated to all of the Company's and any guarantor's existing and future secured indebtedness to the extent of the value of the assets of the Company and such guarantor securing such indebtedness; and

  •
  be structurally subordinated to all of the existing and future indebtedness and other liabilities of the Company's non-guarantor Subsidiaries; and

  •
  be guaranteed on a senior unsecured basis by each guarantor.

Subsidiary Guarantees

        The notes will initially be fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis, by each of the Company's Subsidiaries that guarantees Primary Senior Indebtedness. The guarantee of each guarantor will be an unsecured, unsubordinated obligation of that guarantor and will:

  •
  rank equally in right of payment to all existing and future senior unsecured and unsubordinated indebtedness of that guarantor including, without limitation, its guarantee of the Credit Facility;

  •
  rank senior in right of payment to all existing and future indebtedness of that guarantor that is subordinated in right of payment to its guarantee of the notes;

  •
  be effectively subordinated to all existing and future secured indebtedness of that guarantor to the extent of the value of the assets securing such indebtedness; and

  •
  be structurally subordinated to all of the existing and future indebtedness and other liabilities of Subsidiaries of that guarantor that are not guarantors of the notes.

        Each subsidiary guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

        A guarantor will be automatically and unconditionally released from its obligations under the notes and the indenture: (a) if the Company exercises its legal defeasance option or its covenant defeasance option as described under "—Defeasance and Covenant Defeasance" or if its obligations under the indenture are discharged in accordance with the terms of the indenture; (b) upon the issuance, sale, exchange, transfer or other disposition (including through merger, consolidation, amalgamation or otherwise) of the capital stock of the applicable guarantor following which the applicable guarantor is no longer a subsidiary of the Company, provided that such issuance, sale, exchange, transfer or other disposition is made in a manner not in violation of the indenture; or (c) upon the substantially simultaneous release or discharge of the guarantee by such guarantor of all of the Company's Primary Senior Indebtedness other than through discharges as a result of payment by such guarantor on such guarantees (but including any release or discharge that would be conditioned only on the release or discharge of the guarantee hereunder or of the guarantee of other Primary Senior Indebtedness).

        At the Company's request, and upon delivery to the trustee of an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to such release have been complied with, the trustee will execute any documents reasonably requested by the Company evidencing such release.

        If at any time after the issuance of the notes, including following any release of a guarantor from its guarantee under the indenture, a subsidiary of the Company guarantees any existing or future Primary Senior Indebtedness of the Company, the Company will cause such subsidiary to guarantee the notes by promptly executing and delivering a supplemental indenture in accordance with the indenture.

        The notes will be structurally subordinated to the indebtedness and other liabilities of the Company's non-guarantor Subsidiaries. As of July 3, 2016, the Company's non-guarantor Subsidiaries had no material indebtedness. The Company's non-guarantor Subsidiaries represented less than 20% of the Company's Consolidated EBITDA as of July 3, 2016.

Optional Redemption

        The Company may redeem the notes at its option at any time, either in whole or in part. If the Company elects to redeem the notes, it will pay a redemption price equal to the greater of the following amounts:

  (1)
  100% of the aggregate principal amount of the notes to be redeemed; and

  (2)
  the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date; provided that if the Company redeems any notes on or after, September 3, 2025 (three months prior to the stated maturity date of the notes), the redemption price for those notes will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

        In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 45 basis points.

        The following terms are relevant to the determination of the redemption price. "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent

        Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

        "Independent Investment Banker" means each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "primary treasury dealer"), the Company will substitute another primary treasury dealer.

        "Reference Treasury Dealer" means J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC, and two other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to any note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        A partial redemption of the notes may be effected pro rata or by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

        Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the notes as described above under "—Optional Redemption," the Company will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act of 1934, as amended (the "Exchange Act"), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

  •
  accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by the Company.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate after receipt of an authentication order and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

        The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.

        Notes repurchased by the Company pursuant to a Change of Control Repurchase Event will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

        The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between the

Company and the initial purchasers of the original notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings on the notes. Restrictions on the ability of the Company to incur Liens and enter into sale and leaseback transactions are contained in the covenants as described under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Leaseback Transactions." Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The Company may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. In addition, even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its other Indebtedness then outstanding. See "Risk Factors—Risks Relating to this Offering—We may not be able to repurchase the notes upon a Change of Control Repurchase Event."

        The definition of "Change of Control" includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Change of Control" means:

          (1)   any "person" or "group" of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Person or group shall be deemed to have "beneficial ownership" of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total ordinary voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or

          (2)   the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate ordinary voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate ordinary voting power of the Voting Stock of the surviving or transferee Person; or

          (3)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (4)   the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

          (5)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Continuing Director" means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the initial issue date for the notes or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were member of such Board of Directors at the time of such nomination or election.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor Rating Categories of Moody's); a rating of BBB– or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

        "Rating Agency" means (1) each of Moody's and S&P; and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody's or S&P, or both, as the case may be.

        "Rating Category" means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and– for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date that is 60 days prior to the earlier of, (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

        "Ratings Event" means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes (i) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency or (ii) below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories).

        "Voting Stock" of any specified "Person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Open Market Purchases

        The Company or any of its affiliates may at any time and from time to time repurchase notes in the open market or otherwise.

Further Issuances

        The Company may from time to time, without notice to or the consent of the holders of the notes, create and issue notes under the indenture in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, the Company may, without the consent of the holders of any series of the notes, issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto); provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments and otherwise as, the notes, and will vote together as one class on all matters with respect to the notes.

Certain Covenants

        Except as set forth below, neither the Company nor any of its Subsidiaries will be restricted by the indenture from:

  •
  incurring any indebtedness or other obligation,

  •
  paying dividends or making distributions on the capital stock of the Company or of such Subsidiaries, or

  •
  purchasing or redeeming capital stock of the Company or such Subsidiaries.

        In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a Change of Control or other events involving the Company or any of its Subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under "—Purchase of Notes upon a Change of Control Repurchase Event." Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent provided under "—Purchase of Notes upon a Change of Control Repurchase Event."

        The indenture contains the following principal covenants:

  Limitation on Liens

        The Company will not directly or indirectly incur, and will not permit any of its Subsidiaries to directly or indirectly incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, "Liens") upon (1) any properties or assets, including capital stock, of the Company or any of its Subsidiaries or (2) any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares or Indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such secured Indebtedness.

        The foregoing restriction does not apply to:

          (1)   Liens on property, shares of stock or Indebtedness existing with respect to any Person at the time such Person becomes a Subsidiary of the Company; provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary, does not extend to any property, shares of stock or Indebtedness other than those of such Person becoming a Subsidiary and the Indebtedness so secured is not increased;

          (2)   Liens on property, shares of stock or Indebtedness existing at the time of acquisition by the Company or any of its Subsidiaries or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or Indebtedness, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or Indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements; provided that such Lien does not extend to any property, shares of stock or Indebtedness other than the property, shares of stock or Indebtedness so acquired, completed or constructed;

          (3)   Liens securing Indebtedness of the Company or any of the Company's Subsidiaries owing to the Company or any of its Subsidiaries;

          (4)   Liens existing on the date of the initial issuance of the notes (other than any additional notes);

          (5)   Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction and does not extend to any assets other than such acquired property;

          (6)   Liens securing the notes (including any additional notes) and any guarantees in respect thereof;

          (7)   Liens imposed by law, such as carriers', warehousemen's, mechanic's, repairmen's and other similar Liens, in each case for sums not yet overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

          (8)   Liens for taxes, assessments or other governmental charges that are not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (9)   Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (10) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security laws or regulations;

          (11) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

          (12) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (11) without increase of the principal of the Indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (11) shall not extend to or cover any property of the Company or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property and the principal amount of the Indebtedness secured by such Lien is not greater than the principal amount of the Indebtedness secured by the Lien that is extended, renewed or replaced.

        Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries will be permitted to incur Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the "—Limitation on Sale and Leaseback Transactions" covenant described below, does not exceed 15% of the Consolidated Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

  Limitation on Sale and Leaseback Transactions

        The Company will not directly or indirectly, and will not permit any of its Subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

          (1)   such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

          (2)   such transaction was for the sale and leasing back to the Company or any Subsidiary of any property by one of its Subsidiaries;

          (3)   such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

          (4)   the Company or any Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the "—Limitation on Liens" covenant described above; or

          (5)   the Company or any Subsidiary applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to the Company.

        Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect to such new sale and leaseback transaction, the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions that would otherwise be subject to the foregoing restrictions, together with all Indebtedness outstanding pursuant to the third paragraph of the "—Limitation on Liens" covenant described above, does not exceed 15% of the Consolidated Tangible Assets of the Company calculated as of the closing date of the new sale and leaseback transaction.

  Merger, Consolidation or Sale of Assets

        The Company or any guarantor may not, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, unless:

          (1)   the Company or such guarantor, as the case may be, is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets, is a corporation or limited liability company organized under the laws of any state or the District of Columbia and expressly assumes the obligations of the Company under the indenture or of such guarantor under its guarantee by executing a supplemental indenture to the indenture, as the case may be;

          (2)   immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and

          (3)   an officers' certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

        The successor Person will succeed to, and be substituted for, the Company or such guarantor, as the case may be, and may exercise all of the rights and powers of the Company or such guarantor, as the case may be, under the indenture and the respective guarantee. The Company or such guarantor, as the case may be, will be relieved of all obligations and covenants under the notes, the respective guarantee and the indenture, provided, that in the case of a lease of all or substantially all of properties or assets of the Company or such guarantor, as the case may be, the Company or such guarantor, as the case may be, will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes. Notwithstanding the foregoing, any guarantor may merge with or into or transfer all or part of its properties or assets to another guarantor or to the Company.

Events of Default

        Each of the following is an "event of default" under the indenture with respect to the notes:

          (1)   a default in any payment of interest on any note when due, which continues for 30 days,

          (2)   a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

          (3)   a failure by the Company to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth under "—Purchase of Notes upon a Change of Control Repurchase Event";

          (4)   a failure by the Company or any guarantor to comply with their other covenants or agreements contained in the notes, indenture or guarantee, as applicable, which continues for 90 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal amount of the outstanding notes (including any additional notes);

          (5)   any guarantee with respect to the notes ceases for any reason to be, or is asserted by the Company or the guarantor not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and any such guarantee;

          (6)   (a) a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of the Company or Subsidiaries of the Company (other than Indebtedness of the Company or of a Subsidiary owing to the Company or any of its Subsidiaries) outstanding in an amount in excess of $100,000,000 and continuance of this failure to pay or (b) a default on any Indebtedness of the Company or Subsidiaries of the Company (other than Indebtedness owing to the Company or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $100,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal aggregate amount of outstanding notes (including any additional notes); provided, however, that if at any time after a failure, default or acceleration referred to in clause (a) or (b) above has occurred, but before a judgement or decree based on such acceleration has been obtained, such failure, default or acceleration ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

          (7)   various events in bankruptcy, insolvency or reorganization involving the Company or any guarantor.

        The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by written notice to the Company may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the notes to be due and payable. Upon this declaration, principal and premium, if any, and unpaid interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.

        If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with an indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the notes may pursue any remedy with respect to the indenture or the notes unless:

          (1)   the holder previously notified the trustee that an event of default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy;

          (3)   the requesting holders offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

          (4)   the trustee has not complied with the holder's request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

        Generally, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in Personal liability.

        If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

        The Company will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, the Company will be required to notify the trustee within 30 days of any event that would constitute various defaults, their status and what action the Company is taking or proposes to take in respect of these defaults.

Modification and Waivers

        Modification and amendments of the indenture, the notes and the guarantees may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the stated maturity of the principal of, or installment of interest on, any note;

  •
  reduce the principal amount of, or the rate of interest on, any notes;

  •
  reduce any premium, if any, payable on the redemption or required repurchase of any note or change the date on which any note may be redeemed or required to be repurchased;

  •
  change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;

  •
  impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

  •
  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;

  •
  reduce the requirements for quorum or voting by holders of notes in the indenture or the notes;

  •
  after the time an offer to repurchase the notes in the Change of Control Repurchase Event is required to have been made, reduce the purchase amount or purchase price, or extend the latest Expiration Date or purchase date thereunder;

  •
  modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

  •
  modify any of the above provisions.

        The Company and the trustee may, without the consent of any holders, modify or amend the terms of the indenture, the notes and the guarantees with respect to the following:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to evidence the succession of another Person to the Company (or any guarantor) and the assumption by any such successor of the obligations of the Company (or those of any guarantor), as described above under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  •
  to add any additional events of default;

  •
  to add to the covenants of the Company for the benefit of holders of the notes or to surrender any right or power conferred upon the Company;

  •
  to add one or more guarantees for the benefit of holders of the notes or to release one or more guarantees in accordance with the indenture;

  •
  to add collateral security with respect to the notes;

  •
  to add or appoint a successor or separate trustee or other agent;

  •
  to provide for the issuance of any additional notes;

  •
  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  to comply with the rules of any applicable securities depository;

  •
  to conform the provisions of the indenture to the "Description of the Notes and Guarantees" section of this prospectus;

  •
  to make any changes to the indenture applicable only to debt securities of a series other than the notes offered hereby; and

  •
  to make any change if the change does not adversely affect the interests of any holder of notes.

        The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

        The obligations of the Company and the guarantors under the indenture may be discharged while any notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by the Company or any guarantor depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire Indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be, and paying all other amounts payable under the indenture.

Defeasance and Covenant Defeasance

        The indenture will provide that the Company may elect either (1) to defease and be discharged from any and all obligations with respect to the notes and to have each guarantor's obligation discharged with respect to its guarantee (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from its (and to have each guarantor released from its) obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4) and (6) under "—Events of Default" will no longer be applied ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Company or any guarantor with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a national recognized firm of independent accountants or valuation consultants, to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

        If the Company effects covenant defeasance and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (4) and (6) of "—Events of Default," even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity, it may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, the Company and the guarantors would remain liable to make payment of such amounts due at the time of acceleration.

        To effect legal defeasance or covenant defeasance, the Company will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If the Company elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Book-entry; Delivery and Form; Global Notes

        The notes offered and sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) will be represented by one or more permanent global notes or, in certain circumstances, notes in definitive, fully registered book-entry form, which will be registered in the name of a nominee of The Depositary Trust Company ("DTC") and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

        Investors may hold their interests in a global note directly through DTC if they are DTC participants or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

        DTC has advised that it is: a limited purpose trust company organized under the laws of the State of New York; a "banking organization" within the meaning of the New York State Banking Law; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. DTC's participants include securities brokers and dealers (which may include the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

        Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

        So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their name or to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a Person having a beneficial interest in a global note to pledge that interest to Persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

        All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

        The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither the Company, the initial purchasers of the original notes, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

        Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the initial purchasers of the original notes or the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The indenture will provide that, if (1) DTC notifies the Company that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and the Company does not appoint a successor depository within 90 days, (2) the Company determines that the notes shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the notes shall have occurred and be continuing, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

Euroclear and Clearstream

        If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, socie´te´ anonyme ("Clearstream"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System "'Euroclear"), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the Expiration Date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

        The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        U.S. Bank National Association is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes.

        The indenture contains limitations on the rights of the trustee, if it becomes a creditor of the Company, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Definitions

        The indenture contains the following defined terms:

        "Attributable Debt" means, with respect to any sale and leaseback transaction, at the time of determination, the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

        "Consolidated EBITDA" means, with reference to any period, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business (and any unusual non-cash losses in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary losses (determined in accordance with GAAP) that have been included in the calculation of Consolidated Net Income), (vi) any non-cash expenses related to stock based compensation, (vii) any non-cash increase in deferred rent for such period minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.

        "Consolidated Interest Expense" means, with reference to any period, the interest expense (including without limitation interest expense under capital lease obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate swap agreements to the extent such net costs are allocable to such period in accordance with GAAP).

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

        "Consolidated Tangible Assets" means, to the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis, the aggregate amount of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) which under GAAP would be included on a balance sheet after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which would be so included on such balance sheet.

        "GAAP" means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

        "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee," when used as a verb, has a correlative meaning.

        "holder" means the Person in whose name a note is registered on the security register books.

        "incur" means issue, assume, guarantee or otherwise become liable for.

        "Indebtedness" means, with respect to any Person, obligations of such Person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization or government or political subdivision thereof.

        "Primary Senior Indebtedness" means indebtedness under any existing or future credit, loan or borrowing facility or any indenture, note purchase agreement or similar agreement by the Company providing for the incurrence of indebtedness, in each case in a principal amount equal to or greater than $100 million.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

        "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material anticipated U.S. federal income tax consequences to U.S. Holders and to Non-U.S. Holders (each as defined below, and together, "Holders") of the exchange offer and of the ownership and disposition of the new notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

        This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax (except as expressly provided below), or any state, local or non-U.S. tax consequences of the exchange offer, or of the ownership or disposition of the new notes. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of new notes subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold new notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire new notes as compensation for services, (vii) are U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, or (ix) are U.S. expatriates.

        A "U.S. Holder" means a beneficial owner of a new note that is: (i) an individual citizen or resident alien of the United States for U.S. federal income tax purposes; (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more "United States persons" (as defined in the Code) have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a "Partnership"), the U.S. federal income tax consequences to an owner of or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of a new note. As used herein, a "Non-U.S. Holder" means a beneficial owner of a new note that is neither a U.S. Holder nor a Partnership.

        This discussion assumes a new note will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times, and that the Holder acquired its interest in the new note pursuant to the exchange offer. This discussion also assumes the new notes will not be issued with "original issue discount" that exceeds a statutorily defined de minimis amount.

        A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Contingent Payments

        In certain circumstances (see "Description of the Notes and Guarantees—Interest Rate Adjustment Based on Certain Ratings Events," "Description of the Notes and Guarantees—Optional Redemption" and "Description of the Notes and Guarantees—Purchase of Notes upon a Change of Control Repurchase Event"), we may be obligated to pay additional amounts on the new notes. Notwithstanding the possible payment of such additional amounts, we intend to take the position that the new notes should not be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Our determination is binding on a Holder unless the Holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS. If the IRS challenged this determination, among other things, a Holder could be required to accrue interest income at a higher rate than the stated interest rate on the new notes and to treat any gain on the sale or other disposition of a new note as ordinary income rather than capital gain. The remainder of this disclosure assumes our determination that the new notes should not be treated as "contingent payment debt instruments" is correct. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the new notes.

U.S. Federal Income Tax Considerations for a U.S. Holder

  Exchange of the Original Notes for New Notes

        The exchange of an original note for a new note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes because the new note will not be considered to differ materially in kind or extent from the original note. Accordingly, the new note will be treated for U.S. federal tax purposes as a continuation of the original note in the hands of a U.S. Holder or a Non-U.S. Holder. As a result, (1) a holder will not recognize any gain or loss on the exchange, (2) the holder's holding period for a new note will include the holding period for the original note, and (3) the holder's adjusted tax basis of the new note will be the same as the holder's adjusted basis of the original note. The exchange offer will not have any U.S. federal income tax consequences for a nonexchanging holder of an original note.

  Payments of Interest

        Stated interest on a new note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is actually or constructively received in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Sale or Other Dispositions of a New Note

        A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a new note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a new note generally will be its cost to such U.S. Holder. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of a new note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period in such note exceeds one year. Non-corporate U.S. Holders may be entitled to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

  Market Discount

        A U.S. Holder that purchased an original note on the secondary market for an amount that is less than its principal amount will have market discount with respect to the note in the amount of such excess. Such U.S. Holder would have been required (unless the market discount is less than a de minimis amount) to treat any principal payments on, or any gain realized on the disposition or retirement of, such new note, as interest income to the extent of the market discount that accrued while such U.S. Holder held the original note, unless the U.S. Holder elects, beginning in the taxable year of acquisition, to include the market discount in income on a current basis (see "Accrual Method Election" below). Because a U.S. Holder's new note will be treated as a continuation of the original note for which it is exchanged pursuant to the exchange offer, the U.S. federal income tax rules applicable to market discount will continue to apply to the new note without regard to the exchange. "Accrued" market discount is determined on a straight-line basis or, at the U.S. Holder's election, on a constant-yield basis. Market discount is considered to be a de minimis amount if it is less than one-quarter of one percent of the original note's principal amount multiplied by the number of complete years to maturity after the U.S. Holder acquired the original note. If a U.S. Holder disposes of a new note with more than a de minimis amount of market discount in a nontaxable transaction in exchange for property whose adjusted basis is determined by reference to the adjusted basis of the new note, such U.S. Holder must include all market discount in income as if such U.S. Holder had sold the new note at its then fair market value.

        If a U.S. Holder acquired an original note at a market discount and does not make the accrual method election described below, such U.S. Holder may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the original note (and the new note issued in exchange therefor) until the deferred income is realized.

  Accrual Method Election

        A U.S. Holder that purchased an original note with market discount may elect to include in gross income such U.S. Holder's entire return on the original note and the corresponding new note (i.e., the excess of all remaining payments to be received from acquisition of the original note over the amount such U.S. Holder paid for the original note) based on the compounding of interest at a constant rate. Such an election will apply to all debt instruments with market discount acquired by such U.S. Holder after the first day of the first taxable year to which such election applies. The election must be made for the taxable year in which the original note was acquired and may be revoked only with the consent of the IRS.

  Bond Premium

        A U.S. Holder that purchased an original note on the secondary market for an amount in excess of its principal amount will have premium with respect to the new note in the amount of such excess. Because a U.S. Holder's new note will be treated as a continuation of the original note for which it is exchanged pursuant to the exchange offer, the U.S. federal income tax rules applicable to bond premium will continue to apply to the new note without regard to the exchange. A U.S. Holder having premium with respect to a note may elect to treat the premium as "amortizable bond premium." If such an election is made for the taxable year in which the original note was acquired, the amount of interest such U.S. Holder must include in income for each accrual period is reduced by the portion of the premium allocable to such period based on the original note's yield to maturity. If the amortizable bond premium exceeds the interest allocable to the accrual period, the electing U.S. Holder must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. Holder's total interest income on the note in prior accrual periods exceeds the total amount treated by such U.S. Holder as bond premium on the note in prior accrual periods. A U.S. Holder generally may not assume that a note will be redeemed prior to maturity for this purpose. If the note is in fact redeemed, such U.S. Holder may deduct any unamortized premium in the year of redemption. If a U.S. Holder makes the election described in this paragraph, the election will apply to all debt instruments the interest on which is not excludible from gross income ("fully taxable bonds") that such U.S. Holder holds at the beginning of the first taxable year to which the election applies and to all fully taxable bonds such U.S. Holder later acquires. The election may be revoked only with the consent of the IRS.

        If a U.S. Holder does not make this election, such U.S. Holder must include the full amount of each interest payment in income as described in "Interest" above. The U.S. Holder will receive a tax benefit from the premium only in computing gain or loss upon the sale or other disposition or retirement of the new note.

  Medicare Contribution Tax on Unearned Income

        Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the new notes.

U.S. Federal Income Tax Considerations for a Non-U.S. Holder

  Payments of Interest

        Subject to the discussion below concerning FATCA and backup withholding, payments of interest on a new note by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest qualifies as "portfolio interest." Interest on a new note paid to a Non-U.S. Holder will qualify as portfolio interest if:

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  for U.S. federal income tax purposes, such Non-U.S. Holder does not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  for U.S. federal income tax purposes, such Non-U.S. Holder is not a "controlled foreign corporation" related, directly or indirectly, to us through stock ownership;

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  such interest is not effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, a permanent establishment maintained in the United States by such Non-U.S. Holder);

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  such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

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  the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder.

        The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder's name, address and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of such Non-U.S. Holder, and provides to the applicable withholding agent a statement, signed under penalty of perjury, in which such organization, bank or other financial institution certifies that it has received an IRS Form W-8BEN or W-8BEN-E (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a copy thereof. Other methods may be available to satisfy the certification requirement depending on a Non-U.S. Holder's particular circumstances.

        The gross amount of any payment of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

  Sale or Other Dispositions of a New Note

        Subject to the discussion below concerning FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a new note unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder).

        An individual Non-U.S. Holder present in the United States for 183 days or more in the taxable year of a taxable disposition of a new note, subject to certain additional conditions, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on such disposition.

        If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on a new note or gain realized on the disposition of a new note is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest or gain on a net income basis at graduated rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See "—U.S. Federal Income Tax Considerations for a U.S. Holder" above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profits tax is eliminated by an applicable income tax treaty. Although any such effectively connected interest income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

        The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

FATCA

        Pursuant to Sections 1471 through 1474 of the Code, applicable Treasury regulations, other official guidance and intergovernmental agreements entered into in respect of the foregoing, (together, commonly referred to as "FATCA"), "foreign financial institutions" (which include most non-U.S.

hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-sourced payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other non-U.S. entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally will include interest on the new notes and the gross proceeds from the sale or other disposition of the new notes. In the case of any such gross proceeds, the withholding requirements will only apply to dispositions occurring after December 31, 2018. The FATCA withholding tax will apply even if the payment otherwise would not be subject to U.S. nonresident withholding tax (e.g., because it is portfolio interest). Non-U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

  Information Reporting and Backup Withholding

        A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate with respect to certain payments of principal or interest on a new note and the proceeds of a disposition of a new note before maturity.

        Information reporting generally will apply to payments of principal or interest on a new note and the proceeds of a disposition of a new note before maturity that, in each case, are paid to a U.S. Holder. Backup withholding may apply to any such payments made to a U.S. Holder that (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a "United States person", that the TIN provided is correct (or that it is awaiting a TIN), and that it has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally can establish an exemption from backup withholding by providing a properly completed IRS Form W-9 (or successor form). These information reporting and backup withholding requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, certain financial institutions and individual retirement accounts.

        Information reporting will apply to interest on new notes paid to a Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

        If a Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form (together with all appropriate attachments, signed under penalty of perjury, and identifying such Non-U.S. Holder and stating that it is not a "United States person"), and the applicable withholding agent has neither actual knowledge nor reason to know that such Non-U.S. Holder is a United States person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on new notes made by us or our paying agent. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

        Payment of the proceeds of a disposition of a new note by a Non-U.S. Holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder (i) certifies its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form signed under penalty of perjury, or (ii) otherwise establishes an exemption. Payment of the proceeds of a disposition of a new note by a Non-U.S. Holder made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless such non-U.S. broker is a "U.S. Related Person" (as defined below). Payment of the proceeds of a disposition of a new note by a Non-U.S. Holder made to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and, in either case, such U.S. broker or U.S. Related Person has neither actual knowledge nor reason to know that such Non-U.S. Holder is a United States person.

        For this purpose, a "U.S. Related Person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a non-United States person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a non-U.S. Partnership if at any time during its taxable year one or more of its owners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the Partnership or if, at any time during its taxable year, the Partnership is engaged in the conduct of a U.S. trade or business or (iv) a U.S. branch of a foreign bank or foreign insurance company.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

        The foregoing discussion is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the new notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for original notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

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  in the over-the-counter market;

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  in negotiated transactions;

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  through the writing of options on the new notes; or

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  a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

        Any resale may be made:

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  directly to purchasers; or

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  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the notes and the guarantees will be passed upon for us by Morrison & Foerster LLP, Washington, District of Columbia. Certain matters of Texas law with respect to the notes and the guarantees will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Certain matters of Hawaii law with respect to the guarantees will be passed upon for us by Case, Lombardi & Pettit. Certain matters of Kansas law with respect to the guarantees will be passed upon for us by Foulston Siefkin LLP.

EXPERTS

        The consolidated financial statements of Whole Foods Market, Inc. at September 27, 2015 and September 28, 2014, and for each of the three years in the period ended September 27, 2015, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included herein. The effectiveness of Whole Foods Market, Inc.'s internal control over financial reporting as of September 27, 2015 appearing in Whole Foods Market, Inc.'s Annual Report on Form 10-K for the year ended September 27, 2015 and incorporated by reference herein has also been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

  •
  Our Annual Report on Form 10-K for the fiscal year ended September 27, 2015, filed with the SEC on November 13, 2015;

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended September 27, 2015 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 21, 2016;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended January 17, 2016, April 10, 2016 and July 3, 2016;

  •
  Our Current Reports on Form 8-K filed with the SEC on September 30, 2015, February 25, 2015, November 4, 2015, November 30, 2015, December 3, 2015, December 4, 2015, February 22, 2016, March 10, 2016, June 7, 2016, August 19, 2016, September 9, 2016 and September 22, 2016; and

  •
  All other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information and exhibits furnished and not filed with the SEC in accordance with SEC rules and regulations) from the date of this prospectus until the end of the offering of the notes.

        The information contained on our website (www.wholefoodsmarket.com) is not incorporated into this prospectus. The reference to our website is intended to be an inactive textual reference.

        Whole Foods Market, Inc. hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be made by writing to us at Whole Foods Market, Inc., 550 Bowie Street, Austin, Texas 78703, Attention: Investor Relations Dept., or telephoning us at (512) 542-0204. If you are requesting copies of information incorporated by reference in this prospectus in connection with the exchange offer, you must request information no later than October 18, 2016, which is five business days before the scheduled expiration of the exchange offer, in order to obtain timely delivery.

        Any statements contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information we file with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

        This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements, but reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any request for copies of the indenture, and other agreements referred to and defined herein, should be directed to us at Whole Foods Market, Inc., 550 Bowie Street, Austin, Texas 78703, Attention: Investor Relations Dept.

Whole Foods Market, Inc.
Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Whole Foods Market, Inc.

We have audited the accompanying consolidated balance sheets of Whole Foods Market, Inc. as of September 27, 2015 and September 28, 2014, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended September 27, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whole Foods Market, Inc. at September 27, 2015 and September 28, 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 27, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whole Foods Market, Inc.'s internal control over financial reporting as of September 27, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 13, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Austin, TX
November 13, 2015, except for Note 17 as to which the date is September 9, 2016

Whole Foods Market, Inc.

Consolidated Balance Sheets

(In millions)

	September 27, 2015	September 28, 2014
Assets
Current assets:
Cash and cash equivalents	$237	$190
Short-term investments—available-for-sale securities	155	553
Restricted cash	127	109
Accounts receivable	218	198
Merchandise inventories	500	441
Prepaid expenses and other current assets	108	97
Deferred income taxes	199	168

Total current assets	1,544	1,756
Property and equipment, net of accumulated depreciation and amortization	3,163	2,923
Long-term investments—available-for-sale securities	63	120
Goodwill	710	708
Intangible assets, net of accumulated amortization	79	81
Deferred income taxes	144	132
Other assets	38	24

Total assets	$5,741	$5,744

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$3	$2
Accounts payable	295	276
Accrued payroll, bonus and other benefits due team members	436	379
Dividends payable	45	43
Other current liabilities	473	557

Total current liabilities	1,252	1,257
Long-term capital lease obligations, less current installments	62	60
Deferred lease liabilities	587	548
Other long-term liabilities	71	66

Total liabilities	1,972	1,931

Commitments and contingencies
Shareholders' equity:
Common stock, no par value, 1,200 and 600 shares authorized; 377.1 shares issued; 348.9 and 360.4 shares outstanding at 2015 and 2014, respectively	2,904	2,863
Common stock in treasury, at cost, 28.2 and 16.7 shares at 2015 and 2014, respectively	(1,124)	(711)
Accumulated other comprehensive loss	(28)	(7)
Retained earnings	2,017	1,668

Total shareholders' equity	3,769	3,813

Total liabilities and shareholders' equity	$5,741	$5,744

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Operations

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(In millions, except per share amounts)

	2015	2014	2013
Sales	$15,389	$14,194	$12,917
Cost of goods sold and occupancy costs	9,973	9,150	8,288

Gross profit	5,416	5,044	4,629
Selling, general and administrative expenses	4,472	4,032	3,682
Pre-opening expenses	67	67	52
Relocation, store closure and lease termination costs	16	11	12

Operating income	861	934	883
Investment and other income, net of interest expense	17	12	11

Income before income taxes	878	946	894
Provision for income taxes	342	367	343

Net income	$536	$579	$551

Basic earnings per share	$1.49	$1.57	$1.48

Weighted average shares outstanding	358.5	367.8	371.2

Diluted earnings per share	$1.48	$1.56	$1.47

Weighted average shares outstanding, diluted basis	360.8	370.5	374.5

Dividends declared per common share	$0.52	$0.48	$1.40

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Comprehensive Income

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(In millions)

	2015	2014	2013
Net income	$536	$579	$551
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(21)	(8)	(4)

Other comprehensive loss, net of tax	(21)	(8)	(4)

Comprehensive income	$515	$571	$547

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Shareholders' Equity

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(In millions)

	Shares outstanding	Common stock	Common stock in treasury	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders' equity
Balances at September 30, 2012	370.9	$2,592	$(28)	$5	$1,233	$3,802

Net income	—	—	—	—	551	551
Other comprehensive loss, net of tax	—	—	—	(4)	—	(4)
Dividends ($1.40 per common share)	—	—	—	—	(519)	(519)
Issuance of common stock pursuant to team member stock plans	4.1	81	—	—	—	81
Purchase of treasury stock	(2.6)	—	(125)	—	—	(125)
Tax benefit related to exercise of team member stock options	—	36	—	—	—	36
Share-based payment expense	—	56	—	—	—	56

Balances at September 29, 2013	372.4	2,765	(153)	1	1,265	3,878

Net income	—	—	—	—	579	579
Other comprehensive loss, net of tax	—	—	—	(8)	—	(8)
Dividends ($0.48 per common share)	—	—	—	—	(176)	(176)
Issuance of common stock pursuant to team member stock plans	1.9	21	20	—	—	41
Purchase of treasury stock	(13.9)	—	(578)	—	—	(578)
Tax benefit related to exercise of team member stock options	—	9	—	—	—	9
Share-based payment expense	—	68	—	—	—	68

Balances at September 28, 2014	360.4	2,863	(711)	(7)	1,668	3,813

Net income	—	—	—	—	536	536
Other comprehensive loss, net of tax	—	—	—	(21)	—	(21)
Dividends ($0.52 per common share)	—	—	—	—	(186)	(186)
Issuance of common stock pursuant to team member stock plans	2.3	(34)	100	—	—	66
Purchase of treasury stock	(13.8)	—	(513)	—	—	(513)
Tax benefit related to exercise of team member stock options	—	11	—	—	—	11
Share-based payment expense	—	64	—	—	—	64
Other	—	—	—	—	(1)	(1)

Balances at September 27, 2015	348.9	$2,904	$(1,124)	$(28)	$2,017	$3,769

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Cash Flows

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(In millions)

	2015	2014	2013
Cash flows from operating activities
Net income	$536	$579	$551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	439	377	339
Impairment of long-lived assets	48	1	1
Share-based payment expense	64	68	57
LIFO expense	1	16	2
Deferred income tax benefit	(43)	(78)	(51)
Excess tax benefit related to exercise of team member stock options	(11)	(9)	(37)
Accretion of premium/discount on marketable securities	17	27	31
Deferred lease liabilities	32	36	51
Other	5	11	8
Net change in current assets and liabilities:
Accounts receivable	(21)	(14)	9
Merchandise inventories	(61)	(41)	(42)
Prepaid expenses and other current assets	(9)	(4)	(17)
Accounts payable	20	30	—
Accrued payroll, bonus and other benefits due team members	58	12	60
Other current liabilities	47	54	51
Net change in other long-term liabilities	7	23	(4)

Net cash provided by operating activities	1,129	1,088	1,009

Cash flows from investing activities
Development costs of new locations	(516)	(447)	(339)
Other property and equipment expenditures	(335)	(263)	(198)
Purchases of available-for-sale securities	(494)	(720)	(1,252)
Sales and maturities of available-for-sale securities	928	1,054	1,534
Purchases of intangible assets	(3)	(20)	(1)
Decrease (increase) in restricted cash	(19)	2	(8)
Payment for purchase of acquired entities, net of cash acquired	(4)	(73)	(22)
Other investing activities	(12)	(17)	(3)

Net cash used in investing activities	(455)	(484)	(289)

Cash flows from financing activities
Purchases of treasury stock	(513)	(578)	(125)
Common stock dividends paid	(184)	(170)	(508)
Issuance of common stock	66	42	81
Excess tax benefit related to exercise of team member stock options	11	9	37
Other financing activities	(2)	(1)	(2)

Net cash used in financing activities	(622)	(698)	(517)

Effect of exchange rate changes on cash and cash equivalents	(5)	(6)	(2)

Net change in cash and cash equivalents	47	(100)	201
Cash and cash equivalents at beginning of period	190	290	89

Cash and cash equivalents at end of period	$237	$190	$290

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$383	$429	$378

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(1) Description of Business

        Whole Foods Market is the leading natural and organic foods supermarket and is a mission-driven company that aims to set the standards of excellence in food retailing. Through our growth, we have had a significant and positive impact on the natural and organic foods movement throughout the United States, helping lead the industry to nationwide acceptance over the last 37 years. As of September 27, 2015, we operated 431 stores: 412 stores in 42 United States ("U.S.") states and the District of Columbia; 10 stores in Canada; and 9 stores in the United Kingdom ("U.K."). The Company has one operating segment and a single reportable segment, natural and organic foods supermarkets.

        The following is a summary of annual percentage sales and net long-lived assets by geographic area for the fiscal years indicated:

	2015	2014	2013
Sales:
United States	96.9%	96.7%	96.7%
Canada and United Kingdom	3.1	3.3	3.3

Total sales	100.0%	100.0%	100.0%

Long-lived assets, net:
United States	97.4%	96.0%	95.7%
Canada and United Kingdom	2.6	4.0	4.3

Total long-lived assets, net	100.0%	100.0%	100.0%

        The following is a summary of annual percentage sales by product category for the fiscal years indicated:

	2015	2014	2013
Perishables:
Prepared foods and bakery	19.0%	19.2%	19.0%
Other perishables	47.5	47.6	47.2

Total perishables	66.5	66.8	66.2
Non-perishables	33.5	33.2	33.8

Total sales	100.0%	100.0%	100.0%

(2) Summary of Significant Accounting Policies

Definition of Fiscal Year

        The Company reports its results of operations on a 52- or 53-week fiscal year ending on the last Sunday in September. Fiscal years 2015, 2014 and 2013 were 52-week years.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Principles of Consolidation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant majority-owned subsidiaries are consolidated on a line-by-line basis, and all significant intercompany accounts and transactions are eliminated upon consolidation.

Cash and Cash Equivalents

        We consider all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Investments

        Available-for-sale investments are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale investments are excluded from earnings and are reported as a separate component of shareholders' equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction of the carrying amount to fair value. The impairment is charged to earnings and a new cost basis of the security is established. The Company considers several factors when determining whether an impairment is other than temporary, including the extent and duration of the decline in fair value and whether it is more likely than not that we will be required to sell the security before recovery of its basis. Cost basis is established and maintained utilizing the specific identification method.

        The Company also holds certain equity interests accounted for using the cost method of accounting. Equity investments without readily determinable fair values for which we do not have the ability to exercise significant influence are accounted for using the cost method of accounting and classified as "Other assets" on the Consolidated Balance Sheet. Under the cost method, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, certain distributions, and additional investments. Additionally, the Company holds certain equity interests accounted for using the equity method of accounting. The Company's share of income and losses from equity method investments is included in "Selling, general and administrative expenses" on the Consolidated Statements of Operations.

Restricted Cash

        Restricted cash primarily relates to cash held as collateral to support a portion of our projected workers' compensation obligations. Additionally, the Company holds restricted cash as a rent guarantee on certain operating leases through fiscal year 2020.

Accounts Receivable

        Accounts receivable are shown net of related allowances and consist primarily of credit card receivables, vendor receivables, customer purchases, and occupancy-related receivables. Vendor receivable balances are generally presented on a gross basis separate from any related payable due. Allowance for doubtful accounts is calculated based on historical experience, customer credit risk and application of the specific identification method and was not material in fiscal year 2015 or 2014.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Inventories

        The Company values inventories at the lower of cost or market. Cost was determined using the dollar value retail last-in, first-out ("LIFO") method for approximately 92.2% and 93.5% of inventories in fiscal years 2015 and 2014, respectively. Under the LIFO method, the cost assigned to items sold is based on the cost of the most recent items purchased. As a result, the costs of the first items purchased remain in inventory and are used to value ending inventory. The excess of estimated current costs over LIFO carrying value, or LIFO reserve, was approximately $49 million and $48 million at September 27, 2015 and September 28, 2014, respectively. Costs for remaining inventories are determined by the first-in, first-out method. Cost before the LIFO adjustment is principally determined using the item cost method, which is calculated by counting each item in inventory, assigning costs to each of these items based on the actual purchase cost (net of vendor allowances) of each item and recording the actual cost of items sold.

Property and Equipment

        Property and equipment is stated at cost, net of accumulated depreciation and amortization. The Company provides depreciation of equipment over the estimated useful lives (generally 3 to 15 years) using the straight-line method, and provides amortization of leasehold improvements and real estate assets under capital leases on a straight-line basis over the shorter of the estimated useful lives of the improvements or the expected terms of the related leases. The Company provides depreciation of buildings over the estimated useful lives (generally 20 to 50 years) using the straight-line method. Costs related to a projected site determined to be unsatisfactory and general site selection costs that cannot be identified with a specific store location are charged to operations currently. The Company recognizes a liability for the fair value of a conditional asset retirement obligation when the obligation is incurred. Repair and maintenance costs are expensed as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

Leases

        The Company generally leases stores, non-retail facilities and administrative offices under operating leases. Store lease agreements generally include rent holidays, rent escalation clauses and contingent rent provisions for percentage of sales in excess of specified levels. We recognize rent on a straight-line basis over the expected term of the lease, which includes rent holiday periods and scheduled rent increases. The expected lease term begins with the date the Company has the right to possess the leased space for construction and other purposes. The expected lease term may also include the exercise of renewal options if the exercise of the option is determined to be reasonably assured. The expected lease term is also used in the determination of whether a store is a capital or operating lease. Amortization of land and building under capital lease is included with occupancy costs, while the amortization of equipment under capital lease is included with depreciation expense. Additionally, we review leases for which we are involved in construction to determine whether build-to-suit and sale-leaseback criteria are met. For those leases that trigger specific build-to-suit accounting, developer assets are recorded during the construction period with an offsetting liability. Developer assets recorded as of September 27, 2015 were not material. As of September 28, 2014, the Company had developer

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

assets totaling approximately $67 million, with the offsetting liability included in the "Other current liabilities" line item on the Consolidated Balance Sheets. Sale-leaseback transactions are recorded as financing lease obligations. We record tenant improvement allowances and rent holidays as deferred rent liabilities, and amortize the deferred rent over the expected lease term to rent. We record rent liabilities for contingent percentage of sales lease provisions when we determine that it is probable that the specified levels as defined by the lease will be reached.

Goodwill and Intangible Assets

        Goodwill consists of the excess of cost of acquired enterprises over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed. Goodwill is reviewed for impairment annually at the Company's fiscal year end, or more frequently if impairment indicators arise, on a reporting unit level. We allocate goodwill to one reporting unit for goodwill impairment testing. A qualitative assessment, based on macroeconomic factors, industry and market conditions and company-specific performance, is performed to determine whether it is more likely than not that the fair value of the reporting unit is impaired. If it is more likely than not, we compare our fair value, which is determined utilizing both a market value method and discounted projected future cash flows, to our carrying value for the purpose of identifying impairment.

        Intangible assets include acquired leasehold rights, favorable lease assets, trade names, brand names, patents, liquor licenses, license agreements, and non-competition agreements. The Company amortizes definite-lived intangible assets on a straight-line basis over the period the intangible asset is expected to generate cash flows, generally the life of the related agreement. Currently, the weighted average life is approximately 16 years for contract-based intangible assets and approximately two years for marketing-related and other identifiable intangible assets. Indefinite-lived intangible assets are reviewed for impairment quarterly, or whenever events or changes in circumstances indicate the carrying amount of an intangible asset may not be recoverable.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

        The Company evaluates long-lived assets for impairment whenever events or changes in circumstances, such as unplanned negative cash flow, short lease life, or a plan to close is established, indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value, based on hierarchy input Level 3, is determined using management's best estimate based on a discounted cash flow model based on future store operating results using internal projections or based on a review of the future benefit the Company anticipates receiving from the related assets. Additionally for closing locations, the Company estimates net future cash flows based on its experience and knowledge of the area in which the closed property is located and, when necessary, utilizes local real estate brokers. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. When the Company impairs assets related to an operating location, a charge to write down the related assets is included in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Operations. When

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

the Company commits to relocate, close, or dispose of a location, a charge to write down the related assets to their estimated recoverable value is included in the "Relocation, store closure and lease termination costs" line item on the Consolidated Statements of Operations.

Fair Value of Financial Instruments

        The Company records its financial assets and liabilities at fair value in accordance with the framework for measuring fair value in generally accepted accounting principles. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

  •
  Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

  •
  Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

        The Company holds money market fund investments that are classified as cash equivalents that are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets. The Company also holds available-for-sale securities generally consisting of state and local municipal obligations and corporate bonds and commercial paper which hold high credit ratings. These instruments are valued using a series of multi-dimensional relational models and series of matrices with standard inputs obtained from readily available pricing sources and other observable market data, such as benchmark yields and base spread. Investments are stated at fair value with unrealized gains and losses, net of related tax effect, included as a component of shareholders' equity until realized. Declines in fair value below the Company's carrying value deemed to be other than temporary are charged against net earnings.

        The carrying amounts of accrued payroll, bonuses and other benefits due team members, and other accrued expenses approximate fair value because of their short maturities. Store closure reserves and estimated workers' compensation claims are recorded at net present value to approximate fair value.

Insurance and Self-Insurance Reserves

        The Company uses a combination of insurance and self-insurance plans to provide for the potential liabilities for workers' compensation, general liability, property insurance, director and officers' liability insurance, vehicle liability, and employee health care benefits. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. The Company had insurance liabilities totaling approximately $170 million and $152 million at September 27, 2015 and September 28, 2014, respectively, included in the "Other current liabilities" line item on the Consolidated Balance Sheets.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Reserves for Closed Properties

        The Company maintains reserves for retail stores and other properties that are no longer being utilized in current operations. The Company provides for closed property operating lease liabilities using the present value of the remaining noncancelable lease payments and lease termination fees after the closing date, net of estimated subtenant income. The closed property lease liabilities are expected to be paid over the remaining lease terms, which generally range from three months to nine years. The Company estimates subtenant income and future cash flows based on the Company's experience and knowledge of the area in which the closed property is located, the Company's previous efforts to dispose of similar assets and existing economic conditions. Reserves for closed properties are included in the "Other current liabilities" and "Other long-term liabilities" line items on the Consolidated Balance Sheets.

        The reserves for closed properties include management's estimates for lease subsidies, lease terminations and future payments on exited real estate. Adjustments to closed property reserves primarily relate to changes in existing economic conditions, subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known.

Revenue Recognition

        We recognize revenue for sales of our products at the point of sale. Discounts provided to customers at the point of sale are recognized as a reduction in sales as the products are sold. Sales taxes are not included in revenue.

Cost of Goods Sold and Occupancy Costs

        Cost of goods sold includes cost of inventory sold during the period (net of discounts and allowances), distribution and food preparation costs, and shipping and handling costs. The Company receives various rebates from third-party vendors in the form of purchase or sales volume discounts and payments under cooperative advertising agreements. Purchase volume discounts are calculated based on actual purchase volumes. Volume discounts and cooperative advertising discounts in excess of identifiable advertising costs are recognized as a reduction of cost of goods sold when the related merchandise is sold. The Company utilizes forward purchases to limit its exposures to changes in commodity prices. All forward purchase commitments are established at current prices and recorded through cost of goods sold at settlement. Occupancy costs include store rental costs, property taxes, utility costs, repair and maintenance costs, and property insurance. Our largest supplier, United Natural Foods, Inc., accounted for approximately 32.0%, 31.8% and 31.6% of our total purchases in fiscal years 2015, 2014 and 2013, respectively.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses consist of retail operational expenses, marketing, and corporate and regional administrative support costs. Advertising expense for fiscal years 2015, 2014 and 2013 was approximately $89 million, $63 million and $56 million, respectively. Advertising costs are

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

charged to expense when incurred, except for certain production costs that are charged to expense when the advertising first takes place.

Pre-opening Expenses

        Pre-opening expenses include rent expense incurred during construction of new facilities and costs related to new location openings, including costs associated with hiring and training personnel, smallwares, supplies and other miscellaneous costs. Rent expense is generally incurred approximately nine months prior to a store's opening date. Other pre-opening expenses are incurred primarily in the 60 days prior to a new store opening. Pre-opening costs are expensed as incurred.

Relocation, Store Closure and Lease Termination Costs

        Relocation costs consist of moving costs, estimated remaining net lease payments, accelerated depreciation costs, related asset impairment, and other costs associated with replaced facilities. Store closure costs consist of estimated remaining lease payments, accelerated depreciation costs, related asset impairment, and other costs associated with closed facilities. Lease termination costs consist of estimated remaining net lease payments for terminated leases and idle properties, and associated asset impairments.

Share-Based Payments

        The Company maintains several share-based incentive plans. We grant both options to purchase common stock and restricted common stock under our Whole Foods Market 2009 Stock Incentive Plan. Options outstanding are governed by the original terms and conditions of the grants, unless modified by a subsequent agreement. Options are granted at an option price equal to the market value of the stock at the grant date and generally vest ratably over a four- or nine-year period beginning one year from grant date and have a five, seven, or ten year term. The grant date is established once the Company's Board of Directors approves the grant and all key terms have been determined. Stock option grant terms and conditions are communicated to team members within a relatively short period of time. The Company generally approves one primary stock option grant annually, occurring during a trading window. Restricted common stock is granted at the market price of the stock on the day of grant and generally vests over a four- or six-year period.

        The Company uses the Black-Scholes multiple option pricing model which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term team members will retain their vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, and the number of options that will be forfeited prior to the completion of their vesting requirements. The related share-based payment expense is recognized on a straight-line basis over the requisite service period. The tax savings resulting from tax deductions in excess of expense reflected in the Company's financial statements are reflected as a financing cash flow.

        All full-time team members with a minimum of 400 hours of service may purchase our common stock through payroll deductions under the Company's Team Member Stock Purchase Plan ("TMSPP"). The TMSPP provides for a 5% discount on the shares' purchase date market value, which

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

meets the share-based payment "Safe Harbor" provisions, and therefore is non-compensatory. As a result, no compensation expense is recognized for our team member stock purchase plan.

Income Taxes

        The Company recognizes deferred income tax assets and liabilities by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period that includes the enactment date. The Company may recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained by the taxing authorities based on technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Significant accounting judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. The Company believes that its tax positions are consistent with applicable tax law, but certain positions may be challenged by taxing authorities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. In addition, we are subject to periodic audits and examinations by the IRS and other state and local taxing authorities. Although we believe that our estimates are reasonable, actual results could differ from these estimates.

Treasury Stock

        Under the Company's stock repurchase program, the Company can repurchase shares of the Company's common stock on the open market that are held in treasury at cost. Shares held in treasury may be reissued to satisfy exercises of stock options and issuances of restricted stock awards. The Company does not currently intend to retire its treasury shares. The Company's common stock has no par value.

Earnings per Share

        Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the fiscal period. Diluted earnings per share are based on the weighted average number of common shares outstanding plus, where applicable, the additional common shares that would have been outstanding related to dilutive share-based awards using the treasury stock method. Dilutive potential common shares include outstanding stock options and unvested restricted stock awards.

Comprehensive Income

        Comprehensive income consists of: net income; foreign currency translation adjustments; and unrealized gains and losses on available-for-sale securities, net of income tax, and is reflected in the Consolidated Statements of Comprehensive Income.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

        The Company's operations in Canada and the U.K. use their local currency as their functional currency. Foreign currency transaction gains and losses related to Canadian intercompany operations are charged to net income in the period incurred. Foreign currency gains and losses were not material in fiscal year 2015, 2014 or 2013. Intercompany transaction gains and losses associated with our U.K. operations are excluded from the determination of net income since these transactions are considered long-term investments in nature. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the fiscal year. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual amounts could differ from those estimates.

Reclassifications

        Where appropriate, we have reclassified prior years' financial statements to conform to current year presentation.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

        The following table provides a brief description of recently issued accounting pronouncements:

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2015-16 Simplifying the Accounting for Measurement—Period Adjustments (Topic 805)	The amendments require that an acquirer recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustments are determined and eliminates the requirement to retrospectively revise prior periods. Additionally, an acquirer should record in the same period the effects on earnings of any changes in the provisional accounts, calculated as if the accounting had been completed at the acquisition date. The amendments should be applied on a prospective basis.	First quarter of fiscal year ending September 24, 2017	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2015-11 Simplifying the Measurement of Inventory (Topic 330)
	The amendments, which apply to inventory that is measured using any method other than the last-in, first-out (LIFO) or retail inventory method, require that entities measure inventory at the lower of cost and net realizable value. The amendments should be applied on a prospective basis.	First quarter of fiscal year ending September 30, 2018	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2015-05 Customer's Accounting for Fees Paid in a Cloud Computing Arrangement (Topic 350)	The amendments provide guidance as to whether a cloud computing arrangement (e.g., software as a service, platform as a service, infrastructure as a service, and other similar hosting arrangements) includes a software license and, based on that determination, how to account for such arrangements. The amendments may be applied on either a prospective or retrospective basis and early adoption is permitted.	First quarter of fiscal year ending September 24, 2017	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2015-03 Simplifying the Presentation of Debt Issuance Costs (Subtopic 835-30)
	The amendments require that debt issuance costs related to a recognized liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The amendments should be applied on a retrospective basis and early adoption is permitted.	First quarter of fiscal year ending September 24, 2017	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.
ASU No. 2015-02 Amendments to the Consolidation Analysis (Topic 810)
	The amendments revise the consolidation analysis related to limited partnerships and similar legal entities, variable interest entities, and certain investment funds. The amendments may be applied on either a modified or full retrospective basis.	First quarter of fiscal year ending September 24, 2017	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606)	The core principle of the new guidance is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, the guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The amendments may be applied on either a full or modified retrospective basis.	First quarter of fiscal year ending September 30, 2018 or fiscal year ending September 29, 2019	We are currently evaluating the timing, method, and impact that the adoption of these provisions will have on the Company's consolidated financial statements.

(3) Fair Value Measurements

Assets Measured at Fair Value on a Recurring Basis

        The Company held the following financial assets measured at fair value on a recurring basis based on the hierarchy levels indicated (in millions):

September 27, 2015	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Cash equivalents:
Money market fund	$32	$—	$—	$32
Marketable securities—available-for-sale:
Asset-backed securities	—	13	—	13
Certificates of deposit	—	2	—	2
Corporate bonds	—	30	—	30
Municipal bonds	—	173	—	173

Total	$32	$218	$—	$250

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(3) Fair Value Measurements (Continued)

September 28, 2014	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Cash equivalents:
Money market fund	$46	$—	$—	$46
Treasury bills	4	—	—	4
Commercial paper	—	15	—	15
Marketable securities—available-for-sale:
Asset-backed securities	—	13	—	13
Commercial paper	—	33	—	33
Corporate bonds	—	97	—	97
Municipal bonds	—	530	—	530

Total	$50	$688	$—	$738

Assets Measured at Fair Value on a Nonrecurring Basis

        Assets recognized or disclosed at fair value on a nonrecurring basis include items such as property and equipment, intangible assets, and other assets. These assets are measured at fair value if determined to be impaired. During fiscal year 2015, the Company recorded fair value adjustments, based on hierarchy input Level 3, totaling approximately $46 million related to certain locations for which asset value exceeded expected future cash flows, which were primarily included in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Operations. These asset impairment charges reduced the carrying value of related long-term assets to fair value. Fair value adjustments, based on hierarchy input Level 3, were not material during fiscal year 2014 or 2013.

(4) Investments

        The Company holds investments primarily in marketable securities that are classified as either short- or long-term available-for-sale securities. The Company held the following investments at fair value as of the dates indicated (in millions):

	September 27, 2015	September 28, 2014
Short-term marketable securities—available-for-sale:
Asset-backed securities	$10	$9
Certificates of deposit	2	—
Commercial paper	—	33
Corporate bonds	15	56
Municipal bonds	128	455

Total short-term marketable securities	$155	$553

Long-term marketable securities—available-for-sale:
Asset-backed securities	$3	$4
Corporate bonds	15	41
Municipal bonds	45	75

Total long-term marketable securities	$63	$120

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(4) Investments (Continued)

        Gross unrealized holding gains and losses were not material at September 27, 2015 or September 28, 2014. Available-for-sale securities totaling approximately $58 million and $142 million were in unrealized loss positions at September 27, 2015 and September 28, 2014, respectively. The aggregate value of available-for-sale securities in a continuous unrealized loss position for greater than 12 months was not material at September 27, 2015 or September 28, 2014. The Company did not recognize any other-than-temporary impairments during the last three fiscal years. At September 27, 2015, the average effective maturity of the Company's short- and long-term available-for-sale securities was approximately 7 months and 16 months, respectively, compared to approximately 6 months and 15 months, respectively, at September 28, 2014.

        The Company held approximately $14 million and $10 million in equity interests that are accounted for using the cost method of accounting at September 27, 2015 and September 28, 2014, respectively. Equity interests accounted for using the equity method were not material at September 27, 2015 or September 28, 2014.

(5) Property and Equipment

        Balances of major classes of property and equipment were as follows (in millions):

	September 27, 2015	September 28, 2014
Land	$151	$139
Buildings and leasehold improvements	3,116	2,628
Capitalized real estate leases	81	81
Fixtures and equipment	2,330	2,099
Construction in progress and equipment not yet in service	176	362

Property and equipment, gross	5,854	5,309
Less accumulated depreciation and amortization	(2,691)	(2,386)

Property and equipment, net of accumulated depreciation and amortization	$3,163	$2,923

        Depreciation and amortization expense related to property and equipment totaled approximately $422 million, $360 million and $324 million for fiscal years 2015, 2014 and 2013, respectively. During fiscal year 2015, asset impairment charges related to property and equipment totaled approximately $48 million primarily related to locations as discussed in Note 3, Fair Value Measurements. Asset impairment charges related to property and equipment were not material in fiscal year 2014. Development costs of new locations totaled approximately $516 million, $447 million and $339 million in fiscal years 2015, 2014 and 2013, respectively. Construction accruals related to development sites, remodels, and expansions were included in the "Other current liabilities" line item on the Consolidated Balance Sheets and totaled approximately $54 million and $116 million at September 27, 2015 and September 28, 2014, respectively.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(6) Goodwill and Other Intangible Assets

        Additions and adjustments to goodwill and additions to other intangible assets during fiscal year 2015 were not material. The Company recorded goodwill totaling approximately $29 million related to the acquisition of four retail locations and definite-lived intangible assets totaling approximately $18 million, primarily related to acquired leasehold rights, during fiscal year 2014.

        There were no impairments of goodwill during fiscal years 2015, 2014 or 2013. The components of intangible assets as of the dates indicated were as follows (in millions):

	September 27, 2015		September 28, 2014
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Definite-lived contract-based	$122	$(50)	$120	$(45)
Definite-lived marketing-related and other	—	—	1	(1)
Indefinite-lived contract-based	7		6

Total	$129	$(50)	$127	$(46)

        Amortization expense associated with intangible assets was not material during fiscal year 2015, 2014 or 2013. Future amortization expense associated with the net carrying amount of definite-lived intangible assets is estimated to be as follows (in millions):

Fiscal year 2016	$6
Fiscal year 2017	6
Fiscal year 2018	5
Fiscal year 2019	5
Fiscal year 2020	4
Future fiscal years	46

Total	$72

(7) One-Time Termination Benefits

        During fiscal year 2015, the Company communicated to certain team members its plan of termination to reduce a number of positions through the first quarter of fiscal year 2016 as part of its ongoing commitment to lower prices for its customers and invest in technology upgrades while improving its cost structure. The Company has reduced more than 2,000 positions, which represents approximately 2.1% of its workforce. Affected team members were offered several options, including transition pay, severance pay, or the opportunity to apply for other jobs. The Company expects that a significant portion of the affected team members will find other jobs from the open positions in the Company or via new jobs created from new stores in development.

        The Company recorded one-time termination benefits in the fourth quarter of fiscal year 2015 totaling $34 million, included in the "Selling, general, and administrative expenses" line item on the Consolidated Statements of Operations.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(8) Reserves for Closed Properties

        The following table provides a summary of activity in reserves for closed properties during the fiscal years indicated (in millions):

	2015	2014
Beginning balance	$31	$36
Additions	9	4
Usage	(13)	(11)
Adjustments	1	2

Ending balance	$28	$31

        Additions to store closure reserves primarily relate to the accretion of interest on existing reserves. Additions related to seven and two new closures during fiscal years 2015 and 2014, respectively, were not material. Usage primarily related to ongoing cash rental payments totaled approximately $13 million and $11 million for fiscal years 2015 and 2014, respectively.

(9) Leases

        The Company is committed under certain capital leases for rental of certain buildings, land and equipment, and certain operating leases for rental of facilities and equipment. These leases expire or become subject to renewal clauses at various dates from 2015 to 2054. The Company had capital lease obligations totaling approximately $65 million and $62 million at September 27, 2015 and September 28, 2014, respectively.

        Rental expense charged to operations under operating leases for fiscal years 2015, 2014 and 2013 totaled approximately $441 million, $407 million and $374 million, respectively, which included contingent rentals totaling approximately $14 million, $13 million and $13 million during those same periods. Sublease rental income was not material during fiscal year 2015, 2014 or 2013.

        Minimum rental commitments and sublease rental income required by all noncancelable leases are approximately as follows (in millions):

	Capital	Operating	Sublease
Fiscal year 2016	$6	$430	$8
Fiscal year 2017	7	493	8
Fiscal year 2018	5	525	6
Fiscal year 2019	5	530	5
Fiscal year 2020	5	536	4
Future fiscal years	74	6,388	6

	102	$8,902	$37

Less amounts representing interest	37

Net present value of capital lease obligations	$65

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(9) Leases (Continued)

        The present values of future minimum obligations for capital leases shown above are calculated based on interest rates determined at the inception of the lease, or upon acquisition of the original lease.

(10) Income Taxes

        Components of income tax expense for the fiscal years indicated were as follows (in millions):

	2015	2014	2013
Current federal income tax	$310	$359	$321
Current state income tax	76	82	73
Current foreign income tax	(1)	2	3

Total current tax	385	443	397

Deferred federal income tax	(40)	(66)	(44)
Deferred state income tax	(2)	(10)	(10)
Deferred foreign income tax	(1)	—	—

Total deferred tax	(43)	(76)	(54)

Total income tax expense	$342	$367	$343

        Actual income tax expense for the fiscal years indicated differed from the amount computed by applying statutory corporate income tax rates to income before income taxes as follows (in millions):

	2015	2014	2013
Federal income tax based on statutory rates	$307	$331	$313
Increase (reduction) in income taxes resulting from:
Tax-exempt interest	(1)	(1)	(1)
Excess charitable contributions	(9)	(8)	(7)
Federal income tax credits	(3)	(3)	(2)
Other, net	2	2	—

Total federal income taxes	296	321	303

State income taxes, net of federal income tax benefit	48	47	41
Tax impact of foreign operations	(2)	(1)	(1)

Total income tax expense	$342	$367	$343

        Current income taxes receivable were not material at September 27, 2015 or September 28, 2014.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(10) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows (in millions):

	September 27, 2015	September 28, 2014
Deferred tax assets:
Compensation-related costs	$207	$159
Insurance-related costs	59	53
Inventories	2	—
Lease and other termination accruals	11	13
Rent differential	170	156
Tax basis of fixed assets in excess of financial basis	11	9
Net domestic and international operating loss carryforwards	23	20
Other	15	8

Gross deferred tax assets	498	418

Valuation allowance	(35)	(30)

Deferred tax assets	463	388

Deferred tax liabilities:
Financial basis of fixed assets in excess of tax basis	(117)	(79)
Inventories	—	(5)
Capitalized costs expensed for tax purposes	(3)	(4)

Deferred tax liabilities	(120)	(88)

Net deferred tax asset	$343	$300

        Deferred taxes have been classified on the Consolidated Balance Sheets as follows (in millions):

	September 27, 2015	September 28, 2014
Current assets	$199	$168
Noncurrent assets	144	132

Net deferred tax asset	$343	$300

        At September 27, 2015, the Company had international operating loss carryforwards totaling approximately $115 million, all of which have an indefinite life. The Company provided a valuation allowance totaling approximately $35 million for deferred tax assets associated with international operating loss carryforwards, federal credit carryforwards, and deferred tax assets associated with unrecognized tax benefits, for which management has determined it is more likely than not that the deferred tax asset will not be realized. Management believes that it is more likely than not that we will fully realize the remaining domestic deferred tax assets in the form of future tax deductions based on the nature of these deductible temporary differences and a history of profitable operations.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(10) Income Taxes (Continued)

        The Company intends to utilize earnings in foreign operations for an indefinite period of time, or to repatriate such earnings only when tax-efficient to do so. If these amounts were distributed to the United States, in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs. The Company's total gross unrecognized tax benefits are classified in the "Other long-term liabilities" line item on the Consolidated Balance Sheets and were not material during the last three fiscal years.

        The Company and its domestic subsidiaries file income tax returns with federal, state and local tax authorities within the United States. The Company's foreign affiliates file income tax returns in Canada and the United Kingdom. The IRS of the United States completed its examination of the Company's federal tax returns for fiscal year 2013 during the first quarter of fiscal year 2015. With limited exceptions, the Company is no longer subject to federal income tax examinations for fiscal years before 2013 and is no longer subject to state and local income tax examinations for fiscal years before 2008. Additionally, the Company entered into a Compliance Agreement Program ("CAP") with the IRS under which the Company's federal income tax return is reviewed and accepted by the Internal Revenue Service in conjunction with the filing of its tax return.

(11) Shareholders' Equity

Common Stock

        On September 15, 2015, the Company increased the number of authorized shares of the Company's common stock from 600 million shares to 1.2 billion shares.

Dividends per Common Share

        The following table provides a summary of dividends declared per common share during fiscal years 2015 and 2014 (in millions, except per share amounts):

Date of declaration	Dividend per common share	Date of record	Date of payment	Total amount
Fiscal year 2015:
November 5, 2014	$0.13	January 16, 2015	January 27, 2015	$47
March 10, 2015	0.13	April 10, 2015	April 21, 2015	47
June 9, 2015	0.13	July 2, 2015	July 14, 2015	47
September 15, 2015(1)	0.13	October 2, 2015	October 13, 2015	45
Fiscal year 2014:
November 1, 2013	$0.12	January 17, 2014	January 28, 2014	$45
February 24, 2014	0.12	April 11, 2014	April 22, 2014	44
June 12, 2014	0.12	July 3, 2014	July 15, 2014	44
September 11, 2014	0.12	September 26, 2014	October 7, 2014	43

(1)
Dividend accrued at September 27, 2015

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(11) Shareholders' Equity (Continued)

Treasury Stock

        During fiscal year 2014, a new share repurchase program was authorized pursuant to the authority of the Company's Board of Directors whereby the Company may make up to $1.0 billion in stock purchases of outstanding shares of the common stock of the Company through August 1, 2016. The following table outlines the share repurchase program authorized by the Company's Board of Directors, and the related repurchase activity as of September 27, 2015 (in millions):

Effective date	Expiration date	Amount authorized	Cost of repurchases	Authorization available
August 1, 2014	August 1, 2016	$1,000	$613	$387

        Under the share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market purchases. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board's authorization of the share repurchase program does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time at the Company's discretion.

        Share repurchase activity for the fiscal years indicated was as follows (in millions, except per share amounts):

	2015	2014
Number of common shares acquired	13.8	13.9
Average price per common share acquired	$37.06	$41.51
Total cost of common shares acquired	$513	$578

        The Company reissued approximately 2.3 million treasury shares at cost of approximately $100 million and approximately 0.5 million treasury shares at cost of approximately $20 million to satisfy the issuance of common stock pursuant to team member stock plans during fiscal years 2015 and 2014, respectively. At September 27, 2015 and September 28, 2014, the Company held in treasury approximately 28.2 million shares and 16.7 million shares, respectively, totaling approximately $1.1 billion and $711 million, respectively.

(12) Earnings per Share

        The computation of basic earnings per share is based on the number of weighted average common shares outstanding during the period. The computation of diluted earnings per share includes the dilutive effect of common stock equivalents consisting of incremental common shares deemed outstanding from the assumed exercise of stock options and the dilutive effect of restricted stock

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(12) Earnings per Share (Continued)

awards. A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in millions, except per share amounts):

	2015	2014	2013
Net income (numerator for basic and diluted earnings per share)	$536	$579	$551

Weighted average common shares outstanding (denominator for basic earnings per share)	358.5	367.8	371.2
Incremental common shares attributable to dilutive effect of share-based awards	2.3	2.7	3.3

Weighted average common shares outstanding and potential additional common shares outstanding(denominator for diluted earnings per share)	360.8	370.5	374.5

Basic earnings per share	$1.49	$1.57	$1.48

Diluted earnings per share	$1.48	$1.56	$1.47

        The computation of diluted earnings per share for fiscal years 2015, 2014 and 2013 does not include share-based awards to purchase approximately 12.0 million shares, 9.1 million shares and 7.1 million shares of common stock, respectively, due to their antidilutive effect.

(13) Share-Based Payments

        Share-based payment expense was included in the following line items on the Consolidated Statements of Operations for the fiscal years indicated (in millions):

	2015	2014	2013
Cost of goods sold and occupancy costs	$2	$2	$2
Selling, general and administrative expenses	62	66	55

Share-based payment expense before income taxes	64	68	57
Income tax benefit	(25)	(26)	(22)

Net share-based payment expense	$39	$42	$35

        At September 27, 2015, September 28, 2014 and September 29, 2013 approximately 32.9 million shares, 37.6 million shares and 42.3 million shares of the Company's common stock, respectively, were available for future stock incentive grants.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(13) Share-Based Payments (Continued)

Stock Options

        The following table summarizes stock option activity (in millions, except per share amounts and contractual lives in years):

	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding options at September 30, 2012	20.0	$30.17
Options granted	4.3	51.33
Options exercised	(4.1)	20.52
Options expired	(0.1)	18.86
Options forfeited	(0.9)	37.20

Outstanding options at September 29, 2013	19.2	$36.90
Options granted	5.3	40.25
Options exercised	(1.5)	24.13
Options expired	(0.1)	36.10
Options forfeited	(0.6)	42.32

Outstanding options at September 28, 2014	22.3	$38.37
Options granted	5.3	44.30
Options exercised	(2.2)	27.81
Options expired	(0.3)	42.88
Options forfeited	(0.8)	42.66

Outstanding options at September 27, 2015	24.3	$40.45	4.51	$32

Vested/expected to vest at September 27, 2015	23.3	$40.35	4.45	$32

Exercisable options at September 27, 2015	11.9	$36.96	3.35	$30

        The weighted average grant date fair value of options granted during fiscal years 2015, 2014 and 2013 was $10.19, $9.67 and $12.36, respectively. The aggregate intrinsic value of stock options at exercise, represented in the table above, was approximately $46 million, $36 million and $125 million during fiscal years 2015, 2014 and 2013, respectively. The Company realized a tax benefit from stock options exercised during fiscal years 2015, 2014 and 2013 totaling approximately $46 million, $36 million and $123 million, respectively. The total fair value of shares vested during fiscal years 2015, 2014 and 2013 was approximately $209 million, $192 million and $246 million, respectively, including the value of vested options exercised during those same periods. As of the end of fiscal years 2015 and 2014, there was approximately $95 million and $108 million of unrecognized share-based payment expense, respectively, related to unvested stock options, net of estimated forfeitures, related to approximately 11.5 million shares and 11.9 million shares, respectively. The Company anticipates this expense to be recognized over a weighted average period of 2.9 years.

        Share-based payment expense related to vesting stock options recognized during fiscal years 2015, 2014 and 2013 totaled approximately $60 million, $63 million and $56 million, respectively.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(13) Share-Based Payments (Continued)

        A summary of stock options outstanding and exercisable at September 27, 2015 follows (share amounts in millions):

		Options Outstanding			Options Exercisable
Range of Exercise Prices			Weighted average exercise price	Weighted average remaining life (in years)		Weighted average exercise price
		Number of options outstanding			Number of options exercisable
From	To
$9.45	$18.49	0.6	$9.53	0.65	0.6	$9.53
20.42	28.50	1.8	20.43	2.47	1.5	20.43
31.25	38.50	6.8	35.12	4.35	3.9	32.97
40.81	46.28	10.2	43.73	5.01	3.9	44.28
51.25	59.15	4.9	52.37	4.95	2.0	51.90

		24.3	$40.45	4.51	11.9	$36.96

        The fair value of stock option grants has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2015	2014	2013
Expected dividend yield	1.000%	0.950%	0.880%
Risk-free interest rate	1.20%	1.18%	0.77%
Expected volatility	29.73%	30.96%	31.25%

Expected life, in years	4.04	4.04	3.96

        Risk-free interest rate is based on the U.S. Treasury yield curve on the date of the grant for the time period equal to the expected term of the grant. Expected volatility is calculated using a ratio of implied volatility based on the Newton-Raphson method of bisection, and four or six year historical volatilities based on the expected life of each tranche of options. The Company determined the use of both implied volatility and historical volatility represents a more accurate calculation of option fair value. Expected life is calculated in two tranches based on weighted average percentage of unexpired options and exercise-after-vesting information over the last five or seven years. Unvested options are included in the term calculation using the "mid-point scenario" which assumes that unvested options will be exercised halfway between vest and expiration date. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and experience. In addition to the above valuation assumptions, the Company estimates an annual forfeiture rate for unvested options and adjusts fair value expense accordingly. The Company monitors actual forfeiture experience and adjusts the rate from time to time as necessary.

Restricted Stock

        During fiscal years 2015 and 2014, the Company awarded approximately 0.1 million shares and 0.2 million shares of restricted common stock, respectively, pursuant to the Whole Foods Market 2009 Stock Incentive Plan. Fair value of the restricted share issuances on grant date was not material during fiscal year 2015 and totaled approximately $11 million during fiscal year 2014.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(13) Share-Based Payments (Continued)

        Share-based payment expense related to restricted shares included in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Operations was not material during fiscal year 2015, 2014 or 2013. At September 27, 2015 and September 28, 2014, there was approximately $9 million and $10 million of unrecognized share-based payment expense, respectively, related to unvested restricted stock. The Company anticipates this expense to be recognized over a weighted average period of 3.1 years.

(14) Quarterly Results (unaudited)

        The Company's first fiscal quarter consists of 16 weeks, the second and third fiscal quarters each are 12 weeks, and the fourth fiscal quarter is 12 or 13 weeks. Fiscal years 2015 and 2014 were 52-week years with twelve weeks in the fourth quarter. Because the first fiscal quarter is longer than the remaining quarters, it typically represents a larger share of the Company's annual sales from existing stores. Quarter-to-quarter comparisons of results of operations have been and may be materially impacted by the timing of new store openings. The Company believes that the following information reflects all adjustments, consisting of normal recurring accruals, necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period.

        During the fourth quarter of fiscal year 2015, "Selling, general, and administrative expenses" included asset impairment charges totaling approximately $46 million related to certain locations for which asset value exceeded expected future cash flows and a one-time termination charge of $34 million related to restructuring.

        The following tables set forth selected unaudited quarterly Consolidated Statements of Operations information for the fiscal years ended September 27, 2015 and September 28, 2014 (in millions, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2015(1)
Sales	$4,671	$3,647	$3,632	$3,438
Cost of goods sold and occupancy costs	3,045	2,337	2,339	2,252

Gross profit	1,626	1,310	1,293	1,186
Selling, general and administrative expenses	1,330	1,029	1,032	1,080
Pre-opening expenses	21	20	12	14
Relocation, store closure and lease termination costs	4	6	2	4

Operating income	271	255	247	88
Investment and other income, net of interest expense	3	4	5	4

Income before income taxes	274	259	252	92
Provision for income taxes	107	101	98	36

Net income	$167	$158	$154	$56

Basic earnings per share	$0.46	$0.44	$0.43	$0.16

Diluted earnings per share	$0.46	$0.44	$0.43	$0.16

Dividends declared per common share	$0.13	$0.13	$0.13	$0.13

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(14) Quarterly Results (unaudited) (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2014(1)
Sales	$4,239	$3,322	$3,377	$3,256
Cost of goods sold and occupancy costs	2,754	2,131	2,163	2,102

Gross profit	1,485	1,191	1,214	1,154
Selling, general and administrative expenses	1,209	947	951	925
Pre-opening expenses	16	11	18	22
Relocation, store closure and lease termination costs	5	2	2	2

Operating income	255	231	243	205
Investment and other income, net of interest expense	4	2	4	2

Income before income taxes	259	233	247	207
Provision for income taxes	101	91	96	79

Net income	$158	$142	$151	$128

Basic earnings per share	$0.42	$0.38	$0.41	$0.35

Diluted earnings per share	$0.42	$0.38	$0.41	$0.35

Dividends declared per common share	$0.12	$0.12	$0.12	$0.12

(1)
Sum of quarterly amounts, including per share amounts, may not equal fiscal year totals due to the effect of rounding and the independent quarterly computation of per share amounts.

(15) Commitments and Contingencies

        The Company is exposed to claims and litigation matters arising in the ordinary course of business and uses various methods to resolve these matters in a manner that we believe best serves the interests of our stakeholders. From time to time we are a party to legal proceedings including matters involving shareholder claims, personnel and employment issues, personal injury, product liability, protecting our intellectual property, acquisitions and other proceedings arising in the ordinary course of business. These matters have not resulted in any material losses to date. Certain litigation cases have been certified as class or collective actions and may seek substantial damages.

        Our primary contingencies are associated with insurance and self-insurance obligations and litigation matters. Additionally, the Company has retention agreements with certain members of Company management which provide for payments under certain circumstances including change of control. Estimation of our insurance and self-insurance liabilities requires significant judgments, and actual claim settlements and associated expenses may differ from our current provisions for loss. We have exposures to loss contingencies arising from pending or threatened litigation for which assessing and estimating the outcomes of these matters involve substantial uncertainties.

        The Company evaluates contingencies on an ongoing basis and has established loss provisions for matters in which losses are probable and the amount of loss can be reasonably estimated, and is not currently a party to any legal proceeding that management believes could have a material adverse effect

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(15) Commitments and Contingencies (Continued)

on our results of operations. Insurance and legal settlement liabilities are included in the "Other current liabilities" line item on the Consolidated Balance Sheets. We believe the recorded reserves in our consolidated financial statements are adequate in light of the probable and estimable liabilities.

(16) Subsequent Events

Revolving Credit Facility

        On November 2, 2015, the Company, as borrower, entered into a new credit facility (the "Credit Agreement") that provides for an unsecured revolving credit facility in the aggregate principal amount of $500 million, which may be increased from time to time by up to $250 million in the aggregate pursuant to an expansion feature set forth in the Credit Agreement. The Credit Agreement also provides for a letter of credit subfacility and a swingline subfacility. The Credit Agreement contains certain affirmative covenants including maintenance of certain financial ratios and certain negative covenants including limitations on additional indebtedness and payments.

Share Repurchase Program

        On November 4, 2015, a new share repurchase program was authorized pursuant to the authority of the Company's Board of Directors whereby the Company may make up to $1.0 billion in stock repurchases of outstanding shares of the common stock of the Company. Under the new share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market purchases. The new repurchase program does not have an expiration date and the specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board's authorization of the share repurchase program does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time.

        Subsequent to fiscal year end, the Company repurchased approximately 7.8 million shares of the Company's common stock at an average price per share of $30.15 for a total of approximately $234 million. The Company's total authority under existing repurchase programs was approximately $1.2 billion at November 11, 2015.

(17) Guarantor Financial Statement Information

        On December 3, 2015, the Company completed the offering of $1.0 billion aggregate principal amount of 5.2% senior notes due 2025 (the "Notes"). The Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

        The Notes bear interest at a fixed rate equal to 5.2% per year, payable semiannually, and mature on December 3, 2025. The interest rate payable on the Notes is subject to adjustment upon the

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

occurrence of certain credit rating events described in the indenture. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, unsubordinated basis by certain 100% owned domestic subsidiaries of the Company (the "Guarantors").

        The Notes are subject to customary covenants restricting the Company's and its subsidiaries' ability, subject to certain exceptions, to incur debt secured by liens or to enter into sale and leaseback transactions and restricting the Company's ability to merge or consolidate with another entity or sell substantially all of its assets to another person. Prior to September 3, 2025, the Company may redeem the Notes at the Company's option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus the applicable make-whole premium, plus accrued and unpaid interest thereon. On or after September 3, 2025, the Company may redeem the Notes at the Company's option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon.

        Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-Guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Consolidated Balance Sheets
(In millions)

	September 27, 2015
Assets	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$147	$90	$—	$237
Short-term investments—available-for-sale securities	—	155	—	—	155
Restricted cash	—	115	12	—	127
Accounts receivable	—	194	24	—	218
Intercompany receivable	—	533	—	(533)	—
Merchandise inventories	—	430	70	—	500
Prepaid expenses and other current assets	—	96	12	—	108
Deferred income taxes	—	199	—	—	199

Total current assets	—	1,869	208	(533)	1,544
Property and equipment, net of accumulated depreciation and amortization	—	2,832	331	—	3,163
Long-term investments—available-for-sale securities	—	63	—	—	63
Investments in consolidated subsidiaries	4,060	93	445	(4,598)	—
Goodwill	—	703	7	—	710
Intangible assets, net of accumulated amortization	—	69	10	—	79
Deferred income taxes	—	141	3	—	144
Other assets	10	18	10	—	38

Total assets	$4,070	$5,788	$1,014	$(5,131)	$5,741

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$—	$3	$—	$—	$3
Accounts payable	—	216	79	—	295
Intercompany payable	256	—	277	(533)	—
Accrued payroll, bonus and other benefits due team members	—	411	25	—	436
Dividends payable	45	—	—	—	45
Other current liabilities	—	452	21	—	473

Total current liabilities	301	1,082	402	(533)	1,252
Long-term capital lease obligations, less current installments	—	55	7	—	62
Deferred lease liabilities	—	544	43	—	587
Other long-term liabilities	—	69	2	—	71

Total liabilities	301	1,750	454	(533)	1,972

Commitments and contingencies
Total shareholders' equity	3,769	4,038	560	(4,598)	3,769

Total liabilities and shareholders' equity	$4,070	$5,788	$1,014	$(5,131)	$5,741

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Consolidated Balance Sheets
(In millions)

	September 28, 2014
Assets	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$96	$94	$—	$190
Short-term investments—available-for-sale securities	—	553	—	—	553
Restricted cash	—	100	9	—	109
Accounts receivable	—	179	19	—	198
Intercompany receivable	322	—	—	(322)	—
Merchandise inventories	—	387	54	—	441
Prepaid expenses and other current assets	—	86	11	—	97
Deferred income taxes	—	168	—	—	168

Total current assets	322	1,569	187	(322)	1,756
Property and equipment, net of accumulated depreciation and amortization	—	2,574	349	—	2,923
Long-term investments—available-for-sale securities	—	120	—	—	120
Investments in consolidated subsidiaries	3,524	83	407	(4,014)	—
Goodwill	—	703	5	—	708
Intangible assets, net of accumulated amortization	—	72	9	—	81
Deferred income taxes	—	129	3	—	132
Other assets	10	9	5	—	24

Total assets	$3,856	$5,259	$965	$(4,336)	$5,744

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$—	$2	$—	$—	$2
Accounts payable	—	202	74	—	276
Intercompany payable	—	64	258	(322)	—
Accrued payroll, bonus and other benefits due team members	—	352	27	—	379
Dividends payable	43	—	—	—	43
Other current liabilities	—	527	30	—	557

Total current liabilities	43	1,147	389	(322)	1,257
Long-term capital lease obligations, less current installments	—	53	7	—	60
Deferred lease liabilities	—	507	41	—	548
Other long-term liabilities	—	63	3	—	66

Total liabilities	43	1,770	440	(322)	1,931

Commitments and contingencies
Total shareholders' equity	3,813	3,489	525	(4,014)	3,813

Total liabilities and shareholders' equity	$3,856	$5,259	$965	$(4,336)	$5,744

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Statements of Operations
(In millions)

	September 27, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$14,565	$968	$(144)	$15,389
Cost of goods sold and occupancy costs	—	9,433	679	(139)	9,973

Gross profit	—	5,132	289	(5)	5,416
Selling, general and administrative expenses	—	4,182	290	—	4,472
Pre-opening expenses	—	65	2	—	67
Relocation, store closure and lease termination costs	—	15	1	—	16

Operating income	—	870	(4)	(5)	861
Investment and other income (loss), net of interest expense	—	16	(3)	4	17
Equity in net income of subsidiaries	536	9	38	(583)	—

Income before income taxes	536	895	31	(584)	878
Provision for income taxes	—	345	(3)	—	342

Net income	$536	$550	$34	$(584)	$536

	September 28, 2014
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$13,408	$920	$(134)	$14,194
Cost of goods sold and occupancy costs	—	8,648	632	(130)	9,150

Gross profit	—	4,760	288	(4)	5,044
Selling, general and administrative expenses	—	3,780	252	—	4,032
Pre-opening expenses	—	60	7	—	67
Relocation, store closure and lease termination costs	—	10	1	—	11

Operating income	—	910	28	(4)	934
Investment and other income (loss), net of interest expense	—	10	(2)	4	12
Equity in net income of subsidiaries	579	11	48	(638)	—

Income before income taxes	579	931	74	(638)	946
Provision for income taxes	—	357	10	—	367

Net income	$579	$574	$64	$(638)	$579

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Statements of Operations
(In millions)

	September 29, 2013
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$12,167	$897	$(147)	$12,917
Cost of goods sold and occupancy costs	—	7,809	624	(145)	8,288

Gross profit	—	4,358	273	(2)	4,629
Selling, general and administrative expenses	—	3,450	232	—	3,682
Pre-opening expenses	—	46	6	—	52
Relocation, store closure and lease termination costs	—	12	—	—	12

Operating income	—	850	35	(2)	883
Investment and other income (loss), net of interest expense	—	10	(1)	2	11
Equity in net income of subsidiaries	551	11	52	(614)	—

Income before income taxes	551	871	86	(614)	894
Provision for income taxes	—	330	13	—	343

Net income	$551	$541	$73	$(614)	$551

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Consolidated Statements of Comprehensive Income
(In millions)

	September 27, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$536	$550	$34	$(584)	$536
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	(7)	(14)	—	(21)

Other comprehensive loss, net of tax	—	(7)	(14)	—	(21)

Comprehensive income (loss)	$536	$543	$20	$(584)	$515

	September 28, 2014
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$579	$574	$64	$(638)	$579
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(8)	—	(8)

Other comprehensive loss, net of tax	—	—	(8)	—	(8)

Comprehensive income (loss)	$579	$574	$56	$(638)	$571

	September 29, 2013
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$551	$541	$73	$(614)	$551
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(4)	—	(4)

Other comprehensive loss, net of tax	—	—	(4)	—	(4)

Comprehensive income (loss)	$551	$541	$69	$(614)	$547

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Condensed Consolidated Statements of Cash Flows
(In millions)

	September 27, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$1,095	$34	$—	$1,129

Cash flows from investing activities
Purchases of property, plant and equipment	—	(803)	(48)	—	(851)
Purchases of available-for-sale securities	—	(494)	—	—	(494)
Sales and maturities of available-for-sale securities	—	928	—	—	928
Purchases of intangible assets	—	(3)	—	—	(3)
Increase in restricted cash	—	(19)	—	—	(19)
Payment for purchase of acquired entities, net of cash acquired	—	—	(4)	—	(4)
Intercompany activity	622	—	—	(622)	—
Other investing activities	—	(12)	—	—	(12)

Net cash provided by (used in) investing activities	622	(403)	(52)	(622)	(455)

Cash flows from financing activities
Purchases of treasury stock	(513)	—	—	—	(513)
Common stock dividends paid	(184)	—	—	—	(184)
Issuance of common stock	66	—	—	—	66
Excess tax benefit related to exercise of team member stock options	11	—	—	—	11
Proceeds from long-term borrowings	—	—	—	—	—
Payments on long-term debt and capital lease obligations	—	—	—	—	—
Intercompany activity	—	(641)	19	622	—
Other financing activities	(2)	—	—	—	(2)

Net cash provided by (used in) financing activities	(622)	(641)	19	622	(622)

Effect of exchange rate changes on cash and cash equivalents	—	—	(5)	—	(5)

Net change in cash and cash equivalents	—	51	(4)	—	47
Cash and cash equivalents at beginning of period	—	96	94	—	190

Cash and cash equivalents at end of period	$—	$147	$90	$—	$237

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Condensed Consolidated Statements of Cash Flows
(In millions)

	September 28, 2014
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$977	$111	$—	$1,088

Cash flows from investing activities
Purchases of property, plant and equipment	—	(623)	(87)	—	(710)
Purchases of available-for-sale securities	—	(720)	—	—	(720)
Sales and maturities of available-for-sale securities	—	1,054	—	—	1,054
Purchases of intangible assets	—	(20)	—	—	(20)
Decrease in restricted cash	—	2	—	—	2
Payment for purchase of acquired entities, net of cash acquired	—	(32)	(41)	—	(73)
Intercompany activity	698	—	—	(698)	—
Other investing activities	—	(17)	—	—	(17)

Net cash provided by (used in) investing activities	698	(356)	(128)	(698)	(484)

Cash flows from financing activities
Purchases of treasury stock	(578)	—	—	—	(578)
Common stock dividends paid	(170)	—	—	—	(170)
Issuance of common stock	42	—	—	—	42
Excess tax benefit related to exercise of team member stock options	9	—	—	—	9
Proceeds from long-term borrowings	—	—	—	—	—
Payments on long-term debt and capital lease obligations	—	—	—	—	—
Intercompany activity	—	(730)	32	698	—
Other financing activities	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	(698)	(730)	32	698	(698)

Effect of exchange rate changes on cash and cash equivalents	—	—	(6)	—	(6)

Net change in cash and cash equivalents	—	(109)	9	—	(100)
Cash and cash equivalents at beginning of period	—	205	85	—	290

Cash and cash equivalents at end of period	$—	$96	$94	$—	$190

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (Continued)

Fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013

(17) Guarantor Financial Statement Information (Continued)

Condensed Consolidated Statements of Cash Flows
(In millions)

	September 29, 2013
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$918	$91	$—	$1,009

Cash flows from investing activities
Purchases of property, plant and equipment	—	(480)	(57)	—	(537)
Purchases of available-for-sale securities	—	(1,252)	—	—	(1,252)
Sales and maturities of available-for-sale securities	—	1,534	—	—	1,534
Purchases of intangible assets	—	(1)	—	—	(1)
Increase in restricted cash	—	(8)	—	—	(8)
Payment for purchase of acquired entities, net of cash acquired	—	(22)	—	—	(22)
Intercompany activity	517	—	—	(517)	—
Other investing activities	—	(3)	—	—	(3)

Net cash provided by (used in) investing activities	517	(232)	(57)	(517)	(289)

Cash flows from financing activities
Purchases of treasury stock	(125)	—	—	—	(125)
Common stock dividends paid	(508)	—	—	—	(508)
Issuance of common stock	81	—	—	—	81
Excess tax benefit related to exercise of team member stock options	37	—	—	—	37
Proceeds from long-term borrowings	—	—	—	—	—
Payments on long-term debt and capital lease obligations	—	—	—	—	—
Intercompany activity	—	(529)	12	517	—
Other financing activities	(2)	—	—	—	(2)

Net cash provided by (used in) financing activities	(517)	(529)	12	517	(517)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2)	—	(2)

Net change in cash and cash equivalents	—	157	44	—	201
Cash and cash equivalents at beginning of period	—	48	41	—	89

Cash and cash equivalents at end of period	$—	$205	$85	$—	$290

Whole Foods Market, Inc.

Consolidated Balance Sheets (unaudited)

(In millions)

Assets	July 3, 2016	September 27, 2015
Current assets:
Cash and cash equivalents	$472	$237
Short-term investments—available-for-sale securities	153	155
Restricted cash	123	127
Accounts receivable	319	218
Merchandise inventories	523	500
Prepaid expenses and other current assets	147	108
Deferred income taxes	188	199

Total current assets	1,925	1,544
Property and equipment, net of accumulated depreciation and amortization	3,376	3,163
Long-term investments—available-for-sale securities	—	63
Goodwill	710	710
Intangible assets, net of accumulated amortization	76	79
Deferred income taxes	143	144
Other assets	45	38

Total assets	$6,275	$5,741

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$3	$3
Accounts payable	292	295
Accrued payroll, bonus and other benefits due team members	409	436
Dividends payable	43	45
Other current liabilities	577	473

Total current liabilities	1,324	1,252
Long-term debt and capital lease obligations, less current installments	1,049	62
Deferred lease liabilities	626	587
Other long-term liabilities	91	71

Total liabilities	3,090	1,972

Commitments and contingencies
Shareholders' equity:
Common stock, no par value, 1,200 shares authorized; 377.0 and 377.1 shares issued; 318.8 and 348.9 shares outstanding at 2016 and 2015, respectively	2,924	2,904
Common stock in treasury, at cost, 58.2 and 28.2 shares at 2016 and 2015, respectively	(2,014)	(1,124)
Accumulated other comprehensive loss	(29)	(28)
Retained earnings	2,304	2,017

Total shareholders' equity	3,185	3,769

Total liabilities and shareholders' equity	$6,275	$5,741

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Operations (unaudited)

(In millions, except per share amounts)

	Twelve weeks ended		Forty weeks ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Sales	$3,703	$3,632	$12,227	$11,951
Cost of goods sold and occupancy costs	2,417	2,339	8,010	7,721

Gross profit	1,286	1,293	4,217	4,230
Selling, general and administrative expenses	1,057	1,032	3,458	3,392
Pre-opening expenses	18	12	49	53
Relocation, store closure and lease termination costs	2	2	8	12

Operating income	209	247	702	773
Interest expense	(12)	—	(30)	—
Investment and other income (expense)	(1)	5	8	12

Income before income taxes	196	252	680	785
Provision for income taxes	76	98	261	306

Net income	$120	$154	$419	$479

Basic earnings per share	$0.37	$0.43	$1.27	$1.33

Weighted average shares outstanding	320.6	358.5	328.4	359.6

Diluted earnings per share	$0.37	$0.43	$1.27	$1.32

Weighted average shares outstanding, diluted basis	321.2	360.5	329.3	362.2

Dividends declared per common share	$0.135	$0.130	$0.405	$0.390

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Comprehensive Income (unaudited)

(In millions)

	Twelve weeks ended		Forty weeks ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Net income	$120	$154	$419	$479
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1)	3	(1)	(15)

Other comprehensive income (loss), net of tax	(1)	3	(1)	(15)

Comprehensive income	$119	$157	$418	$464

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Shareholders' Equity (unaudited)

Forty weeks ended July 3, 2016 and fiscal year ended September 27, 2015

(In millions)

	Shares outstanding	Common stock	Common stock in treasury	Accumulated other comprehensive loss	Retained earnings	Total shareholders' equity
Balances at September 28, 2014	360.4	$2,863	$(711)	$(7)	$1,668	$3,813

Net income	—	—	—	—	536	536
Other comprehensive loss, net of tax	—	—	—	(21)	—	(21)
Dividends ($0.52 per common share)	—	—	—	—	(186)	(186)
Issuance of common stock pursuant to team member stock plans	2.3	(34)	100	—	—	66
Purchase of treasury stock	(13.8)	—	(513)	—	—	(513)
Tax benefit related to exercise of team member stock options	—	11	—	—	—	11
Share-based payment expense	—	64	—	—	—	64
Other	—	—	—	—	(1)	(1)

Balances at September 27, 2015	348.9	2,904	(1,124)	(28)	2,017	3,769

Net income	—	—	—	—	419	419
Other comprehensive loss, net of tax	—	—	—	(1)	—	(1)
Dividends ($0.405 per common share)	—	—	—	—	(131)	(131)
Issuance of common stock pursuant to team member stock plans	1.1	(22)	39	—	—	17
Purchase of treasury stock	(31.2)	—	(929)	—	—	(929)
Tax benefit related to exercise of team member stock options	—	3	—	—	—	3
Share-based payment expense	—	39	—	—	—	39
Other	—	—	—	—	(1)	(1)

Balances at July 3, 2016	318.8	$2,924	$(2,014)	$(29)	$2,304	$3,185

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In millions)

	Forty weeks ended
	July 3, 2016	July 5, 2015
Cash flows from operating activities
Net income	$419	$479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	376	331
Share-based payment expense	39	51
LIFO expense	1	3
Deferred income tax expense	16	47
Excess tax benefit related to exercise of team member stock options	(4)	(10)
Accretion of premium/discount on marketable securities	1	14
Deferred lease liabilities	31	24
Other	7	10
Net change in current assets and liabilities:
Accounts receivable	(100)	(19)
Merchandise inventories	(25)	(47)
Prepaid expenses and other current assets	(39)	(4)
Accounts payable	(2)	16
Accrued payroll, bonus and other benefits due team members	(27)	26
Other current liabilities	57	72
Net change in other long-term liabilities	14	4

Net cash provided by operating activities	764	997

Cash flows from investing activities
Development costs of new locations	(295)	(411)
Other property and equipment expenditures	(226)	(268)
Purchases of available-for-sale securities	(311)	(458)
Sales and maturities of available-for-sale securities	375	497
Decrease (increase) in restricted cash	3	(19)
Payment for purchase of acquired entities, net of cash acquired	(11)	(4)
Other investing activities	(12)	(8)

Net cash used in investing activities	(477)	(671)

Cash flows from financing activities
Purchases of treasury stock	(929)	(188)
Common stock dividends paid	(133)	(137)
Issuance of common stock	17	61
Excess tax benefit related to exercise of team member stock options	4	10
Proceeds from long-term borrowings	999	—
Proceeds from revolving line of credit	300	—
Payments on long-term debt and capital lease obligations	(306)	—
Other financing activities	(9)	(1)

Net cash used in financing activities	(57)	(255)

Effect of exchange rate changes on cash and cash equivalents	5	(4)

Net change in cash and cash equivalents	235	67
Cash and cash equivalents at beginning of period	237	190

Cash and cash equivalents at end of period	$472	$257

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$357	$263
Interest paid	$27	$—

The accompanying notes are an integral part of these consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited)

July 3, 2016

(1) Basis of Presentation

        The accompanying unaudited consolidated financial statements of Whole Foods Market, Inc. and its consolidated subsidiaries (collectively "Whole Foods Market," "Company," or "we") have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis and the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2015. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. Where appropriate, we have reclassified prior year financial statements to conform to current year presentation. Interim results are not necessarily indicative of results for any other interim period or for a full fiscal year. The Company reports its results of operations on a 52- or 53-week fiscal year ending on the last Sunday in September. The first fiscal quarter is 16 weeks, the second and third quarters each are 12 weeks, and the fourth quarter is 12 or 13 weeks. Fiscal years 2016 and 2015 are 52-week years. The Company has one operating segment and a single reportable segment, natural and organic foods supermarkets.

        The following is a summary of percentage sales by geographic area for the periods indicated:

	Twelve weeks ended		Forty weeks ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Sales:
United States	96.9%	96.9%	97.1%	96.9%
Canada and United Kingdom	3.1	3.1	2.9	3.1

Total sales	100.0%	100.0%	100.0%	100.0%

        The following is a summary of the percentage of net long-lived assets by geographic area as of the dates indicated:

	July 3, 2016	September 27, 2015
Long-lived assets, net:
United States	97.5%	97.4%
Canada and United Kingdom	2.5	2.6

Total long-lived assets, net	100.0%	100.0%

(2) Summary of Significant Accounting Policies

Recent Accounting Pronouncements

        Effective September 28, 2015, the Company early adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") No. 2015-03, "Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs," which amends the Accounting Standards Codification Subtopic 835-30. The amendments, which require that debt issuance costs related to a

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

recognized liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, were adopted on a retrospective basis. The adoption of these amendments did not have a significant effect on the Company's financial statements.

        The following table provides a brief description of recently issued accounting pronouncements that have not yet been adopted. Early adoption is permitted for all updates unless stated.

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2016-13 Measurement of Credit Losses on Financial Instruments(Topic 326)	The amendments guide on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The amendments require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments also require that credit losses on available-for-sale debt securities be presented as an allowance. The amendments should be applied on either a prospective transition or modified-retrospective approach depending on the subtopic.	First quarter of fiscal year ending September 29, 2021	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2016-09 Improvements to Employee Share-Based Payment Accounting (Topic 718)
	The amendments aim to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, and certain classifications on the statement of cash flows. The amendments should be applied on either a prospective, retrospective, or modified-retrospective basis depending on the subtopic.	First quarter of fiscal year ending September 30, 2018	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2016-08 Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (Topic 606)	The amendments, which do not change the core principle of the guidance in Topic 606, clarify the implementation guidance on principal versus agent considerations, including how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. The amendments may be applied on either a full or modified retrospective basis.	First quarter of fiscal year ending September 29, 2019	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2016-07 Simplifying the Transition to the Equity Method of Accounting (Topic 323)
	The amendments eliminate the requirement to retroactively apply the equity method of accounting when an investment qualifies for the use of the equity method due to an increase in the level of ownership interest or degree of influence. The amendments should be applied on a prospective basis.	First quarter of fiscal year ending September 30, 2018	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2016-04 Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the Emerging Issues Task Force) (Subtopic 405-20)	The amendments require entities to recognize liabilities related to the sale of prepaid stored-value products redeemable for goods, services or cash as financial liabilities in the scope of ASC 405. Additionally, the new guidance amends ASC 405-20 to include a narrow scope exception requiring entities to recognize breakage for these liabilities in a way that is consistent with how gift card breakage will be recognized under the new revenue recognition standard. The amendments may be applied on either a full or modified retrospective basis.	First quarter of fiscal year ending September 29, 2019	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2016-02 Leases (Topic 842)
	The amendments require lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. Accounting guidance for lessors is largely unchanged. The amendments should be applied on a modified retrospective basis.	First quarter of fiscal year ending September 27, 2020	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2016-01 Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10)	The amendments address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet in year of adoption. Early adoption is permitted for only certain amendments of the update.	First quarter of fiscal year ending September 29, 2019	We are currently evaluating the impact that the adoption of these provisions will have on the Company's consolidated financial statements.
ASU No. 2015-17 Balance Sheet Classification of Deferred Taxes (Topic 740)
	The amendments simplify the presentation of deferred income taxes by requiring that all deferred tax liabilities and assets be classified as noncurrent in the statement of financial position. The amendments may be applied on either a prospective or retrospective basis.	First quarter of fiscal year ending September 30, 2018	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2015-16 Simplifying the Accounting for Measurement-Period Adjustments (Topic 805)	The amendments require that an acquirer recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustments are determined and eliminate the requirement to retrospectively revise prior periods. Additionally, an acquirer should record in the same period the effects on earnings of any changes in the provisional accounts, calculated as if the accounting had been completed at the acquisition date. The amendments should be applied on a prospective basis.	First quarter of fiscal year ending September 24, 2017	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.
ASU No. 2015-11 Simplifying the Measurement of Inventory (Topic 330)
	The amendments, which apply to inventory that is measured using any method other than the last-in, first-out (LIFO) or retail inventory method, require that entities measure inventory at the lower of cost and net realizable value. The amendments should be applied on a prospective basis.	First quarter of fiscal year ending September 30, 2018	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(2) Summary of Significant Accounting Policies (Continued)

Standard	Description	Effective Date	Effect on financial statements and other significant matters
ASU No. 2015-05 Customer's Accounting for Fees Paid in a Cloud Computing Arrangement (Topic 350)	The amendments provide guidance as to whether a cloud computing arrangement (e.g., software as a service, platform as a service, infrastructure as a service, and other similar hosting arrangements) includes a software license and, based on that determination, how to account for such arrangements. The amendments may be applied on either a prospective or retrospective basis.	First quarter of fiscal year ending September 24, 2017	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.
ASU No. 2015-02 Amendments to the Consolidation Analysis (Topic 810)
	The amendments revise the consolidation analysis related to limited partnerships and similar legal entities, variable interest entities, and certain investment funds. The amendments may be applied on either a full or modified retrospective basis.	First quarter of fiscal year ending September 24, 2017	We do not expect the adoption of these provisions to have a significant impact on the Company's consolidated financial statements.
ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606)
	The core principle of the new guidance is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, the guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The amendments may be applied on either a full or modified retrospective basis.	First quarter of fiscal year ending September 29, 2019	We are currently evaluating the timing, method, and impact that the adoption of these provisions will have on the Company's consolidated financial statements.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(3) Fair Value Measurements

        The Company holds money market fund investments that are classified as cash equivalents that are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets. The Company also holds available-for-sale securities that are valued using a series of multi-dimensional relational models and series of matrices with standard inputs obtained from readily available pricing sources and other observable market data, such as benchmark yields and base spread. Equity interests measured at fair value are based on quoted prices for similar assets in active markets.

        The carrying amounts of accrued payroll, bonuses and other benefits due team members, and other accrued expenses approximate fair value because of their short maturities. Store closure reserves and estimated workers' compensation claims are recorded at net present value to approximate fair value.

        The Company held the following financial assets measured at fair value on a recurring basis based on the hierarchy levels indicated (in millions):

July 3, 2016	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Cash equivalents:
Money market fund	$165	$—	$—	$165
Commercial paper	—	46	—	46
Municipal bonds	—	18	—	18
Marketable securities—available-for-sale:
Municipal bonds	—	153	—	153
Other assets:
Equity interests	—	7	—	7

Total	$165	$224	$—	$389

September 27, 2015	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Cash equivalents:
Money market fund	$32	$—	$—	$32
Marketable securities—available-for-sale:
Asset-backed securities	—	13	—	13
Certificates of deposit	—	2	—	2
Corporate bonds	—	30	—	30
Municipal bonds	—	173	—	173

Total	$32	$218	$—	$250

        The estimated fair value of the Company's long-term debt is included in Note 8 "Long-Term Debt."

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(4) Investments

        The Company holds investments primarily in marketable securities that are classified as either short- or long-term available-for-sale securities. The Company held the following investments at fair value as of the dates indicated (in millions):

	July 3, 2016	September 27, 2015
Short-term marketable securities—available-for-sale:
Asset-backed securities	$—	$10
Certificates of deposit	—	2
Corporate bonds	—	15
Municipal bonds	153	128

Total short-term marketable securities	$153	$155

Long-term marketable securities—available-for-sale:
Asset-backed securities	$—	$3
Corporate bonds	—	15
Municipal bonds	—	45

Total long-term marketable securities	$—	$63

        Gross unrealized holding gains and losses were not material at July 3, 2016 or September 27, 2015. There were no available-for-sale securities in unrealized loss position at July 3, 2016. Available-for-sale securities totaling approximately $58 million were in unrealized loss positions at September 27, 2015. The aggregate value of available-for-sale securities in a continuous unrealized loss position for greater than 12 months was not material at September 27, 2015. The Company did not recognize any other-than-temporary impairments during the forty weeks ended July 3, 2016 or fiscal year ended September 27, 2015. The average effective maturity of the Company's short-term available-for-sale securities was less than one month at July 3, 2016 and approximately seven months at September 27, 2015. The average effective maturity of the Company's long-term available-for-sale securities was approximately 16 months at September 27, 2015.

        At July 3, 2016 and September 27, 2015, the Company held approximately $14 million in equity interests which were accounted for using the cost method of accounting. In addition, the Company held approximately $7 million in equity interests which are measured at fair value at July 3, 2016. Equity interests accounted for using the equity method were not material at July 3, 2016 or September 27, 2015.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(5) Goodwill and Other Intangible Assets

        There were no additions or adjustments to goodwill during the forty weeks ended July 3, 2016. Additions and adjustments to goodwill were not material during the forty weeks ended July 5, 2015. Additions of other intangible assets were not material during the forty weeks ended July 3, 2016 or the same period of the prior fiscal year. The components of intangible assets as of the dates indicated were as follows (in millions):

	July 3, 2016		September 27, 2015
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Definite-lived contract-based	$122	$(54)	$122	$(50)
Indefinite-lived contract-based	8		7

Total	$130	$(54)	$129	$(50)

        Amortization expense associated with intangible assets was not material during the twelve and forty weeks ended July 3, 2016 or the same periods of the prior fiscal year. Future amortization expense associated with the net carrying amount of definite-lived intangible assets is estimated to be as follows (in millions):

Remainder of fiscal year 2016	$1
Fiscal year 2017	6
Fiscal year 2018	5
Fiscal year 2019	5
Fiscal year 2020	5
Future fiscal years	46

Total	$68

(6) One-Time Termination Benefits

        During fiscal year 2015, the Company communicated to certain team members its plan of termination to reduce a number of positions through the first quarter of fiscal year 2016 as part of its ongoing commitment to lower prices for its customers and invest in technology upgrades while improving its cost structure. The Company recorded one-time termination benefits in the fourth quarter of fiscal year 2015 totaling $34 million, included in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Operations. The plan was substantially completed during the first quarter of fiscal year 2016, and adjustments to the related restructuring charges were not material.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(7) Reserves for Closed Properties

        The following table provides a summary of activity in reserves for closed properties during the forty weeks ended July 3, 2016 and fiscal year ended September 27, 2015 (in millions):

	July 3, 2016	September 27, 2015
Beginning balance	$28	$31
Additions	4	9
Usage	(8)	(13)
Adjustments	2	1

Ending balance	$26	$28

(8) Long-Term Debt

Credit Agreement

        On November 2, 2015, the Company entered into a credit facility (the "Credit Agreement") that provides for an unsecured revolving credit facility in the aggregate principal amount of $500 million, which may be increased from time to time by up to $250 million in the aggregate pursuant to an expansion feature set forth in the Credit Agreement. The Credit Agreement also provides for a letter of credit subfacility of up to $250 million and a swingline subfacility of up to $50 million. The Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on November 2, 2020.

        Under the Credit Agreement, Eurodollar borrowings bear interest at a variable rate equal to an adjusted London interbank offered rate ("Adjusted LIBO Rate") for a one, two, three, or six month interest period, plus a margin between 1.125% to 1.750%. Other borrowings, including swingline loans, bear interest at a variable rate equal to the greatest of the Prime Rate, the Federal Funds Rate plus 0.5%, and the Adjusted LIBO Rate for a one-month interest period plus 1%, in each case plus a margin of 0.125% to 0.750%. For all borrowings, the applicable margin is based on the Company's leverage ratio. Additionally, the Company will pay a commitment fee ranging from 0.125% to 0.300%, based on the Company's leverage ratio, on the average daily amount of the undrawn commitments under the Credit Agreement payable quarterly.

        The Credit Agreement includes customary representations and warranties, certain affirmative covenants including the maintenance of certain financial ratios, certain negative covenants including limitations on additional indebtedness and payments as defined in the agreement, and events of default. At July 3, 2016, we were in compliance with all applicable debt covenants. Subject to certain exceptions, obligations under the Credit Agreement are guaranteed by certain of the Company's material domestic subsidiaries.

        During the first quarter of fiscal year 2016, the Company borrowed and repaid $300 million under the Credit Agreement. At July 3, 2016, the Company had no amounts outstanding. Commitment fees paid on undrawn amounts were not material during the forty weeks ended July 3, 2016.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(8) Long-Term Debt (Continued)

Senior Notes

        On December 3, 2015, the Company completed the offering of $1.0 billion of 5.2% senior notes due 2025 (the "Notes"). The Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

        The Notes bear interest at a fixed rate equal to 5.2% per year, payable semiannually, and mature on December 3, 2025. The interest rate payable on the Notes is subject to adjustment upon the occurrence of certain credit rating events described in the indenture. The Notes are guaranteed on an unsecured, unsubordinated basis by certain subsidiaries of the Company.

        The Notes are subject to customary covenants restricting the Company's and its subsidiaries' ability, subject to certain exceptions, to incur debt secured by liens or to enter into sale and leaseback transactions and restricting the Company's ability to merge or consolidate with another entity or sell substantially all of its assets to another person. Prior to September 3, 2025, the Company may redeem the Notes at the Company's option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus the applicable make-whole premium, plus accrued and unpaid interest thereon. On or after September 3, 2025, the Company may redeem the Notes at the Company's option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon.

        The components of long-term debt as of the dates indicated were as follows (in millions):

	July 3, 2016	September 27, 2015
5.2% senior notes due 2025	$1,000	$—
Less: unamortized discount and debt issuance costs related to senior notes	(7)	—

Carrying value of senior notes	993	—
Capital lease obligations	59	65

Total long-term debt and capital lease obligations	1,052	65
Less: current installments	(3)	(3)

Total long-term debt and capital lease obligations, less current installments	$1,049	$62

        The Notes are recorded at cost net of discount and issuance costs. The effective interest rate of the Notes, which includes interest on the Notes and amortization of discount and issuance costs, is approximately 5.28%. The estimated fair value of the Notes at July 3, 2016, based on observable market prices (Level 2), exceeded the carrying value by approximately $80 million.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(9) Income Taxes

        Income taxes resulted in an effective tax rate of approximately 39.0% and 38.4% for the twelve and forty weeks ended July 3, 2016, respectively, compared to approximately 39.0% for each of the same periods of the prior fiscal year. The lower effective tax rate for the forty weeks ended July 3, 2016 compared to the prior fiscal year is due to the recognition of an environmental tax credit related to the development of a new store.

(10) Shareholders' Equity

Dividends per Common Share

        The following table provides a summary of dividends declared per common share during fiscal year 2016 to date and fiscal year 2015 (in millions, except per share amounts):

Date of declaration	Dividend per common share	Date of record	Date of payment	Total amount
Fiscal year 2016:
November 4, 2015	$0.135	January 15, 2016	January 26, 2016	$44
March 9, 2016	0.135	April 8, 2016	April 19, 2016	44
June 7, 2016(1)	0.135	July 1, 2016	July 12, 2016	43
Fiscal year 2015:
November 5, 2014	$0.130	January 16, 2015	January 27, 2015	$47
March 10, 2015	0.130	April 10, 2015	April 21, 2015	47
June 9, 2015	0.130	July 2, 2015	July 14, 2015	47
September 15, 2015	0.130	October 2, 2015	October 13, 2015	45

(1)
Dividend accrued at July 3, 2016

Treasury Stock

        On November 4, 2015, a new share repurchase program was authorized pursuant to the authority of the Company's Board of Directors (the "Board") whereby the Company may make up to $1.0 billion in stock repurchases of outstanding shares of the common stock of the Company. The following table outlines the share repurchase programs authorized by the Board, and the related repurchase activity and available authorization as of July 3, 2016 (in millions):

Effective date	Expiration date	Amount authorized	Cost of repurchases	Authorization available
August 1, 2014	August 1, 2016	$1,000	$1,000	$—
November 4, 2015	Not applicable	1,000	542	458

        Under the share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market purchases. The current repurchase program does not have an expiration date and the specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board's authorization of the share repurchase program does not obligate the Company to acquire any particular

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(10) Shareholders' Equity (Continued)

amount of common stock, and the program may be suspended or discontinued at any time at the Company's discretion.

        Share repurchase activity for the periods indicated was as follows (in millions, except per share amounts):

	Twelve weeks ended		Forty weeks ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Number of common shares acquired	6.5	2.1	31.2	3.9
Average price per common share acquired	$30.01	$45.98	$29.85	$48.29
Total cost of common shares acquired	$195	$98	$929	$188

        The Company reissued approximately 1.1 million treasury shares at cost of approximately $39 million and approximately 2.1 million treasury shares at cost of approximately $90 million to satisfy the issuance of common stock pursuant to team member stock plans during the forty weeks ended July 3, 2016 and July 5, 2015, respectively. At July 3, 2016 and September 27, 2015, the Company held in treasury approximately 58.2 million shares and 28.2 million shares, respectively, totaling approximately $2.0 billion and $1.1 billion, respectively.

(11) Earnings per Share

        The computation of basic earnings per share is based on the number of weighted average common shares outstanding during the period. The computation of diluted earnings per share includes the dilutive effect of common stock equivalents consisting of incremental common shares deemed outstanding from the assumed exercise of stock options and the dilutive effect of restricted stock awards. A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in millions, except per share amounts):

	Twelve weeks ended		Forty weeks ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Net income (numerator for basic and diluted earnings per share)	$120	$154	$419	$479

Weighted average common shares outstanding (denominator for basic earnings per share)	320.6	358.5	328.4	359.6
Incremental common shares attributable to dilutive effect of share-based awards	0.6	2.0	0.9	2.6

Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	321.2	360.5	329.3	362.2

Basic earnings per share	$0.37	$0.43	$1.27	$1.33

Diluted earnings per share	$0.37	$0.43	$1.27	$1.32

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(11) Earnings per Share (Continued)

        The computation of diluted earnings per share for the twelve and forty weeks ended July 3, 2016 does not include share-based awards to purchase approximately 23.6 million shares and 20.8 million shares of common stock, respectively, due to their antidilutive effect. The computation of diluted earnings per share for the twelve and forty weeks ended July 5, 2015 does not include share-based awards to purchase approximately 13.8 million shares and 9.8 million shares of common stock, respectively, due to their antidilutive effect.

(12) Share-Based Payments

        Share-based payment expense, primarily included in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Operations, totaled approximately $11 million and $39 million, respectively, during the twelve and forty weeks ended July 3, 2016, and totaled approximately $14 million and $51 million, respectively, for the same periods of the prior fiscal year. At July 3, 2016 and September 27, 2015, approximately 29.8 million shares and 32.9 million shares of the Company's common stock, respectively, were available for future stock incentive grants.

Stock Options

        During the twelve and forty weeks ended July 3, 2016, the Company awarded approximately 4.9 million stock options and 5.0 million stock options, respectively, pursuant to the Whole Foods Market 2009 Stock Incentive Plan compared to approximately 4.8 million stock options and 5.3 million stock options, respectively, for the same periods of the prior fiscal year. The weighted average grant date fair value of options granted during the forty weeks ended July 3, 2016 and July 5, 2015 was $6.71 and $10.19, respectively.

        The fair value of stock option grants during the forty weeks ended July 3, 2016 and July 5, 2015 has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2016	2015
Expected dividend yield	1.73%	1.00%
Risk-free interest rate	1.08%	1.20%
Expected volatility	31.30%	29.73%
Expected life, in years	4.05	4.04

        Total share-based payment expense related to vesting stock options totaled approximately $10 million and $37 million for the twelve and forty weeks ended July 3, 2016, respectively, and approximately $13 million and $48 million, respectively, for the same periods of the prior fiscal year. At July 3, 2016 and September 27, 2015, there was approximately $82 million and $95 million of unrecognized share-based payment expense, respectively, related to unvested stock options, net of estimated forfeitures, related to approximately 10.5 million shares and 11.5 million shares, respectively. The Company anticipates this expense to be recognized over a weighted average period of 3.1 years.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(13) Commitments and Contingencies

        The Company is exposed to claims and litigation matters arising in the ordinary course of business and uses various methods to resolve these matters in a manner that we believe best serves the interests of our stakeholders. From time to time we are a party to legal proceedings including matters involving shareholder claims, personnel and employment issues, personal injury, product liability, protecting our intellectual property, regulatory practices, acquisitions and other proceedings arising in the ordinary course of business. These matters have not resulted in any material losses to date. Certain litigation cases have been certified as class or collective actions and may seek substantial damages.

        Our primary contingencies are associated with insurance and self-insurance obligations and litigation matters. Additionally, the Company has retention agreements with certain members of Company management which provide for payments under certain circumstances including change of control. Estimation of our insurance and self-insurance liabilities requires significant judgments, and actual claim settlements and associated expenses may differ from our current provisions for loss. We have exposures to loss contingencies arising from pending or threatened litigation for which assessing and estimating the outcomes of these matters involve substantial uncertainties.

        The Company evaluates contingencies on an ongoing basis and has established loss provisions for matters in which losses are probable and the amount of loss can be reasonably estimated, and is not currently a party to any legal proceeding that management believes could have a material adverse effect on our results of operations. Insurance and legal settlement liabilities are included in the "Other current liabilities" line item on the Consolidated Balance Sheets. We believe the recorded reserves in our consolidated financial statements are adequate in light of the probable and estimable liabilities.

(14) Guarantor Financial Statement Information

        The Notes issued on December 3, 2015 are fully and unconditionally guaranteed, jointly and severally, on an unsecured, unsubordinated basis by certain 100% owned domestic subsidiaries of the Company (the "Guarantors"). Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-Guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Consolidated Balance Sheets (unaudited)
(In millions)

	July 3, 2016
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$375	$97	$—	$472
Short-term investments—available-for-sale securities	—	153	—	—	153
Restricted cash	—	115	8	—	123
Accounts receivable	—	293	26	—	319
Intercompany receivable	—	592	—	(592)	—
Merchandise inventories	—	452	71	—	523
Prepaid expenses and other current assets	—	131	16	—	147
Deferred income taxes	—	188	—	—	188

Total current assets	—	2,299	218	(592)	1,925
Property and equipment, net of accumulated depreciation and amortization	—	3,003	373	—	3,376
Investments in consolidated subsidiaries	4,498	101	468	(5,067)	—
Goodwill	—	703	7	—	710
Intangible assets, net of accumulated amortization	1	65	10	—	76
Deferred income taxes	—	139	4	—	143
Other assets	7	18	20	—	45

Total assets	$4,506	$6,328	$1,100	$(5,659)	$6,275

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$—	$3	$—	$—	$3
Accounts payable	—	209	83	—	292
Intercompany payable	280	—	312	(592)	—
Accrued payroll, bonus and other benefits due team members	—	382	27	—	409
Dividends payable	43	—	—	—	43
Other current liabilities	5	547	25	—	577

Total current liabilities	328	1,141	447	(592)	1,324
Long-term debt and capital lease obligations, less current installments	993	48	8	—	1,049
Deferred lease liabilities	—	579	47	—	626
Other long-term liabilities	—	89	2	—	91

Total liabilities	1,321	1,857	504	(592)	3,090

Commitments and contingencies
Total shareholders' equity	3,185	4,471	596	(5,067)	3,185

Total liabilities and shareholders' equity	$4,506	$6,328	$1,100	$(5,659)	$6,275

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Consolidated Balance Sheets (unaudited)
(In millions)

	September 27, 2015
Assets	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$147	$90	$—	$237
Short-term investments—available-for-sale securities	—	155	—	—	155
Restricted cash	—	115	12	—	127
Accounts receivable	—	194	24	—	218
Intercompany receivable	—	533	—	(533)	—
Merchandise inventories	—	430	70	—	500
Prepaid expenses and other current assets	—	96	12	—	108
Deferred income taxes	—	199	—	—	199

Total current assets	—	1,869	208	(533)	1,544
Property and equipment, net of accumulated depreciation and amortization	—	2,832	331	—	3,163
Long-term investments—available-for-sale securities	—	63	—	—	63
Investments in consolidated subsidiaries	4,060	93	445	(4,598)	—
Goodwill	—	703	7	—	710
Intangible assets, net of accumulated amortization	—	69	10	—	79
Deferred income taxes	—	141	3	—	144
Other assets	10	18	10	—	38

Total assets	$4,070	$5,788	$1,014	$(5,131)	$5,741

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$—	$3	$—	$—	$3
Accounts payable	—	216	79	—	295
Intercompany payable	256	—	277	(533)	—
Accrued payroll, bonus and other benefits due team members	—	411	25	—	436
Dividends payable	45	—	—	—	45
Other current liabilities	—	452	21	—	473

Total current liabilities	301	1,082	402	(533)	1,252
Long-term capital lease obligations, less current installments	—	55	7	—	62
Deferred lease liabilities	—	544	43	—	587
Other long-term liabilities	—	69	2	—	71

Total liabilities	301	1,750	454	(533)	1,972

Commitments and contingencies
Total shareholders' equity	3,769	4,038	560	(4,598)	3,769

Total liabilities and shareholders' equity	$4,070	$5,788	$1,014	$(5,131)	$5,741

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Consolidated Statements of Operations (unaudited)
(In millions)

	Twelve weeks ended July 3, 2016
	Parent/Issuer	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,511	$229	$(37)	$3,703
Cost of goods sold and occupancy costs	—	2,293	160	(36)	2,417

Gross profit	—	1,218	69	(1)	1,286
Selling, general and administrative expenses	—	996	61	—	1,057
Pre-opening expenses	—	17	1	—	18
Relocation, store closure and lease termination costs	—	2	—	—	2

Operating income	—	203	7	(1)	209
Interest expense	(12)	—	—	—	(12)
Investment and other income (expense)	—	(1)	(1)	1	(1)
Equity in net income of subsidiaries	127	3	8	(138)	—

Income before income taxes	115	205	14	(138)	196
Provision for income taxes	(5)	79	2	—	76

Net income	$120	$126	$12	$(138)	$120

	Twelve weeks ended July 5, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,439	$229	$(36)	$3,632
Cost of goods sold and occupancy costs	—	2,214	160	(35)	2,339

Gross profit	—	1,225	69	(1)	1,293
Selling, general and administrative expenses	—	971	61	—	1,032
Pre-opening expenses	—	12	—	—	12
Relocation, store closure and lease termination costs	—	2	—	—	2

Operating income	—	240	8	(1)	247
Investment and other income (expense)	—	5	(1)	1	5
Equity in net income of subsidiaries	154	2	13	(169)	—

Income before income taxes	154	247	20	(169)	252
Provision for income taxes	—	95	3	—	98

Net income	$154	$152	$17	$(169)	$154

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Consolidated Statements of Operations (unaudited)
(In millions)

	Forty weeks ended July 3, 2016
	Parent/Issuer	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$11,606	$741	$(120)	$12,227
Cost of goods sold and occupancy costs	—	7,611	516	(117)	8,010

Gross profit	—	3,995	225	(3)	4,217
Selling, general and administrative expenses	—	3,262	196	—	3,458
Pre-opening expenses	—	44	5	—	49
Relocation, store closure and lease termination costs	—	8	—	—	8

Operating income	—	681	24	(3)	702
Interest expense	(30)	—	—	—	(30)
Investment and other income (expense)	—	8	(4)	4	8
Equity in net income of subsidiaries	437	8	23	(468)	—

Income before income taxes	407	697	43	(467)	680
Provision for income taxes	(12)	265	8	—	261

Net income	$419	$432	$35	$(467)	$419

	Forty weeks ended July 5, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$11,305	$770	$(124)	$11,951
Cost of goods sold and occupancy costs	—	7,299	542	(120)	7,721

Gross profit	—	4,006	228	(4)	4,230
Selling, general and administrative expenses	—	3,185	207	—	3,392
Pre-opening expenses	—	51	2	—	53
Relocation, store closure and lease termination costs	—	11	1	—	12

Operating income	—	759	18	(4)	773
Investment and other income (expense)	—	11	(2)	3	12
Equity in net income of subsidiaries	479	8	31	(518)	—

Income before income taxes	479	778	47	(519)	785
Provision for income taxes	—	300	6	—	306

Net income	$479	$478	$41	$(519)	$479

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	Twelve weeks ended July 3, 2016
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$120	$126	$12	$(138)	$120
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	(4)	3	—	(1)

Other comprehensive income (loss), net of tax	—	(4)	3	—	(1)

Comprehensive income (loss)	$120	$122	$15	$(138)	$119

	Twelve weeks ended July 5, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$154	$152	$17	$(169)	$154
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	5	(2)	—	3

Other comprehensive income (loss), net of tax	—	5	(2)	—	3

Comprehensive income (loss)	$154	$157	$15	$(169)	$157

	Forty weeks ended July 3, 2016
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$419	$432	$35	$(467)	$419
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	(10)	9	—	(1)

Other comprehensive income (loss), net of tax	—	(10)	9	—	(1)

Comprehensive income (loss)	$419	$422	$44	$(467)	$418

	Forty weeks ended July 5, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net income (loss)	$479	$478	$41	$(519)	$479
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	(5)	(10)	—	(15)

Other comprehensive income (loss), net of tax	—	(5)	(10)	—	(15)

Comprehensive income (loss)	$479	$473	$31	$(519)	$464

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Forty weeks ended July 3,2016
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(27)	$749	$42	$—	$764

Cash flows from investing activities
Purchase of property plant and equipment	—	(457)	(64)	—	(521)
Purchases of available-for-sale securities	—	(311)	—	—	(311)
Sales and maturities of available-for-sale securities	—	375	—	—	375
Decrease in restricted cash	—	3	—	—	3
Payment for purchase of acquired entities, net of cash acquired	—	—	(11)	—	(11)
Intercompany activity	84	—	—	(84)	—
Other investing activities	—	(12)	—	—	(12)

Net cash provided by (used in) investing activities	84	(402)	(75)	(84)	(477)

Cash flows from financing activities
Purchases of treasury stock	(929)	—	—	—	(929)
Common stock dividends paid	(133)	—	—	—	(133)
Issuance of common stock	17	—	—	—	17
Excess tax benefit related to exercise of team member stock options	4	—	—	—	4
Proceeds from long-term borrowings	999	—	—	—	999
Proceeds from revolving line of credit	300	—	—	—	300
Payments on long-term debt and capital lease obligations	(306)	—	—	—	(306)
Intercompany activities	—	(119)	35	84	—
Other financing activities	(9)	—	—	—	(9)

Net cash provided by (used in) financing activities	(57)	(119)	35	84	(57)

Effect of exchange rate changes on cash and cash equivalents	—	—	5	—	5

Net change in cash and cash equivalents	—	228	7	—	235
Cash and cash equivalents at beginning of period	—	147	90	—	237

Cash and cash equivalents at end of period	$—	$375	$97	$—	$472

Whole Foods Market, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

July 3, 2016

(14) Guarantor Financial Statement Information (Continued)

Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Forty weeks ended July 5, 2015
	Parent/Issuer	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$951	$46	$—	$997

Cash flows from investing activities
Purchase of property plant and equipment	—	(643)	(36)	—	(679)
Purchases of available-for-sale securities	—	(458)	—	—	(458)
Sales and maturities of available-for-sale securities	—	497	—	—	497
Increase in restricted cash	—	(19)	—	—	(19)
Payment for purchase of acquired entities, net of cash acquired	—	—	(4)	—	(4)
Intercompany activity	255	—	—	(255)	—
Other investing activities	—	(8)	—	—	(8)

Net cash provided by (used in) investing activities	255	(631)	(40)	(255)	(671)

Cash flows from financing activities
Purchases of treasury stock	(188)	—	—	—	(188)
Common stock dividends paid	(137)	—	—	—	(137)
Issuance of common stock	61	—	—	—	61
Excess tax benefit related to exercise of team member stock options	10	—	—	—	10
Intercompany activities	—	(259)	4	255	—
Other financing activities	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	(255)	(259)	4	255	(255)

Effect of exchange rate changes on cash and cash equivalents	—	—	(4)	—	(4)

Net change in cash and cash equivalents	—	61	6	—	67
Cash and cash equivalents at beginning of period	—	96	94	—	190

Cash and cash equivalents at end of period	$—	$157	$100	$—	$257

        We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

        Until March 27, 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,000,000,000

Whole Foods Market, Inc.
Offer to Exchange
5.200% Senior Notes due 2025
For
Registered 5.200% Senior Notes due 2025

September 26, 2016